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Hess Corporation

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HESS CORPORATION

April 25, 2019

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders, which will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on Wednesday, June 5, 2019 at 9:00 a.m., local time.

We ended 2018 with significant momentum following strong strategic execution and operational performance. As a result, we are uniquely positioned to deliver increasing financial returns, visible and low risk production growth and accelerating free cash flow well into the next decade.

We have built a balanced portfolio of growth and cash flow assets. In 2018, we focused investments on high return, low cost opportunities primarily at our growth assets – offshore Guyana, where Hess has a 30 percent interest in the Stabroek Block, home to one of the industry’s largest oil discoveries in a decade with significant additional exploration potential, and the Bakken, our largest operated asset where net production is expected to grow approximately 20 percent per year to 200,000 barrels of oil equivalent per day by 2021.

We will continue to ensure that we have the financial capacity to fund our world class investment opportunities and maintain an investment grade credit rating. We ended 2018 with $2.7 billion of cash on the balance sheet and the spending flexibility to reduce our capital program by up to $1 billion should oil prices move lower in the future.

We remain focused on growing free cash flow in a disciplined and reliable manner. Our company is at an exciting inflection point as we transition from an investment phase to a free cash flow generation phase beginning in 2020 with the startup of the Liza Phase 1 development offshore Guyana. The growing resource base on the Stabroek Block underpins the potential for at least five floating production, storage and offloading vessels producing more than 750,000 gross barrels of oil per day by 2025. As our portfolio generates increasing free cash flow, we will prioritize return of capital to stockholders through dividends and opportunistic share repurchases. In 2018, we completed our previously announced $1.5 billion share repurchase program.

Our purpose is to be the world’s most trusted energy partner and sustainability is fundamental to our long-term strategy. We are proud to have been recognized once again in 2018 by several third-party organizations for the quality of our environmental, social and governance performance and disclosure. Our board is actively engaged in overseeing Hess’ sustainability practices, and considers sustainability risks and global scenarios when making strategic decisions.

Our board values the dialogue we have with our stockholders, and the variety of perspectives and feedback we receive from our ongoing stockholder engagement is an important input in our decision-making process. In 2018, we proactively engaged with stockholders representing approximately 70% of shares outstanding on matters around our business strategy, corporate governance, executive compensation and sustainability efforts. More than 450 participants experienced our investor day event, where we shared details about our exciting future.

We will continue to execute our strategy that has positioned our company to deliver long-term value and increasing returns to stockholders. On behalf of the board of directors, we thank you for your investment in Hess Corporation. We look forward to sharing more about our company at our annual meeting on June 5.

Sincerely,

Independent Chairman of the Board of Directors	Chief Executive Officer

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking” statements, as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements related to our operations are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. As and when made, we believe that these forward-looking statements are reasonable. However, given these uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors that could materially impact future actual results are discussed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

HESS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 5, 2019, at 9:00 a.m.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held at our offices, 1501 McKinney Street, Houston, Texas 77010, on Wednesday, June 5, 2019, at 9:00 a.m., local time, for the following purposes:

1.	To elect eleven directors for the ensuing one-year term (pages 2 to 19 of the accompanying proxy statement);

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers (page 48);

3.	To act upon the ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accountants (pages 49 to 50); and

4.	To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on April 15, 2019, the record date for the annual meeting, will be entitled to vote at the meeting.

By order of the board of directors,

Timothy B. Goodell

Secretary

April 25, 2019

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the proxy card in the envelope provided to you, or to use the telephone or internet method of voting described in your proxy card, so that if you are unable to attend the meeting your shares can be voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 5, 2019:

Hess Corporation’s notice of meeting, proxy statement and 2018 annual report are available at http://www.envisionreports.com/HES.

The attached proxy statement is dated April 25, 2019 and is first being mailed to stockholders on or about April 25, 2019.

PROXY SUMMARY

The following section is only a summary of key elements of the proxy statement. This summary is intended to assist you in reviewing the proxy statement in advance of the annual meeting of stockholders. It does not contain all of the information you should consider, and we encourage you to read this entire proxy statement before submitting your vote.

2019 Annual Meeting Information

Date & Time Wednesday, June 5, 2019 at 9:00 a.m. Central Time	Place Hess Tower 1501 McKinney Street Houston, Texas 77010	Record Date April 15, 2019

Voting Matters

Proposals		Board Vote Recommendation	Page Reference

1.	Election of eleven director nominees for one-year term expiring in 2020	FOR each nominee	2

2.	Advisory approval of the compensation of our named executive officers	FOR	48

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019	FOR	49

Your vote is important to us. Please exercise your right to vote.

How to Vote

Over the Internet	By Telephone
Visit the website listed on your Notice of Internet Availability of Proxy Materials or proxy card or voting instruction form	Call the toll-free telephone number listed on your proxy card or voting instruction form

By Mail	In Person at the Meeting
Follow the instructions on your proxy card or voting instruction form

Stockholders are invited to attend the annual meeting and vote in person.

If you are a beneficial owner of shares you must obtain a legal proxy from the holder of record to vote those shares in person at the meeting. See page 52 for more information.

2019 PROXY STATEMENT	ii

Proxy Summary

Our Purpose: To Be The World’s Most Trusted Energy Partner

Hess Corporation is a global Exploration and Production (“E&P”) company engaged in the exploration, development, production, transportation, purchase and sale of crude oil, natural gas liquids, and natural gas.

As a leading independent energy company, our purpose is to be the world’s most trusted energy partner through our strong company values and focus on long-term strategy. We are committed to developing oil and gas resources in an environmentally responsible and sustainable manner. We are focused on building a company that makes a positive impact for all stakeholders: our investors, employees, partners and the communities in which we do business and society at large.

Hess Values

Our company values set the framework and establish the ethical standards by which we conduct our business.

•  INTEGRITY: We are committed to the highest level of integrity in all our relationships.

•  PEOPLE: We are committed to attracting, retaining and energizing the best people by investing in their professional development and providing them with challenging and rewarding opportunities for personal growth.

•  PERFORMANCE: We are committed to a culture of performance that demands and rewards outstanding results throughout our business.

•  VALUE CREATION: We are committed to creating stockholder value based on sustained financial performance and long-term profitable growth.

•  SOCIAL RESPONSIBILITY: We are committed to meeting the highest standards of corporate citizenship by protecting the health and safety of our employees, safeguarding the environment and creating a long-lasting, positive impact on the communities where we do business.

•  INDEPENDENT SPIRIT: We are committed to preserving the special qualities and unique personality that have made us a successful independent enterprise.

We are committed to having an engaged, diverse and inclusive workplace that fosters learning, development and innovation. Our leadership team conducts a robust program of employee engagement and we have invested in the personal and professional development of our employees through programs that focus on leadership, early career and diversity, as well as mentorship programs and employee resource groups. Through the compensation and management development committee, the board oversees and monitors company culture and its alignment with our values and long-term business strategy. Directors also have opportunities throughout the year to meet with employees and visit our assets and offices.

iii	2019 PROXY STATEMENT

Proxy Summary

Strategy of Value Creation

Our strategy is to deliver capital efficient growth in our resources and production – investing in the highest return projects to move down the cost curve and be profitable in a lower price environment with increasing cash generation and returns to stockholders. Consistent with this strategy, we divested higher-cost, mature assets over the last several years to build a balanced portfolio, and we will continue to maintain financial strength to fund our world class investment opportunities. We are at a transformative inflection point and expect to transition from an investment phase to a free cash generation phase beginning in 2020 with the startup of production offshore Guyana and continued production growth in the Bakken.

Focused and Balanced Portfolio

Our focused, balanced portfolio complements our strategy and benefits from low-cost, cash generating assets primarily in the Gulf of Mexico and Malaysia/Thailand that provide a stable base of support to fund our long-term growth investments in Guyana and the Bakken. At the world class Stabroek Block offshore Guyana, startup of the Liza Phase 1 development project is expected in early 2020, followed by startup of Liza Phase 2 expected in mid-2022, with the potential for at least five floating, production, storage and offloading vessels (“FPSOs”) producing more than 750,000 gross barrels of oil per day by 2025. In the Bakken, we are a top-tier operator and expect net production to grow at a compound annual rate of 20%, to approximately 200,000 barrels of oil equivalent per day, by 2021. As a result, we expect to reduce our portfolio breakeven to less than $40 per barrel Brent by 2025. We will continue to evaluate our portfolio as we execute our strategy and deliver long-term value and increasing returns for our stockholders.

2019 PROXY STATEMENT	iv

Proxy Summary

Commitment to Sustainability

Sustainability is an integral part of our company’s strategy and operations. We are committed to helping meet the world’s growing energy needs in a safe, environmentally responsible, socially sensitive and profitable way. We believe our focus on sustainability creates value for our stockholders and helps position us to continuously improve business performance. Our strategy focuses our efforts on the areas most significant to our business, including health and safety, climate change, community and stakeholder engagement, human rights, and transparency.

Board Oversight of Sustainability Practices

As part of our commitment, the board is actively engaged in overseeing Hess’ sustainability practices and works alongside senior management to ensure focus on these topics. The environmental, health and safety subcommittee of the board’s audit committee provides oversight and makes recommendations to the full board of directors with respect to Hess’ policies, positions and systems for environmental, health, safety and social responsibility, compliance and risk management. Our board is climate change literate, and these and other environmental risks are discussed at the board level and taken into account in strategic decisions. Furthermore, the board’s compensation and management development committee has tied executive compensation to advancing the environmental, health and safety goals of the company.

Safety	Climate Change & Environment	Social Responsibility
Enterprise-wide focus on continuous improvement to ensure “everyone, everywhere, every day, home safe”	Board evaluates sustainability risks and global scenarios in making strategic decisions	Fundamental to the way we do business is to have a positive impact on the communities where we operate

 ✓   Top-quartile safety performance in the global upstream oil and gas industry for workforce lost time incident rates in 2018

 ✓   Achieved historical best severe safety incident rate, with a 43% reduction in 2018 (vs 2017)

 ✓   Employees and contractors share common goal of zero safety incidents

✓    Reduced absolute Scope 1 and Scope 2 emissions by 63%, on an equity basis, over the past 10 years

✓   On track to meet our 2020 targets to reduce flaring intensity by 50% and greenhouse gas (GHG) emissions intensity by 25% compared to 2014 levels

✓   Conduct portfolio-specific carbon asset risk scenario planning

✓  Guided by commitments to international voluntary initiatives including the U.N. Global Compact

✓  Continued our ongoing commitment to support quality education through our social investment program

✓  Integrate social responsibility into enterprise business processes

Disclosure and Transparency

Hess is committed to transparency and our strategy is closely aligned with the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures. Hess is recognized as a leader in environmental, social and governance transparency and disclosure:

10 consecutive years Leadership status	In 2018 ranked No. 1 oil & gas company 11 consecutive years on list	9 consecutive years on North America Index	Top performing oil & gas company	10 consecutive years

v	2019 PROXY STATEMENT

Proxy Summary

Corporate Performance Highlights

In 2018, we had exceptional operational performance and exploration success. We are well positioned to deliver increasing financial returns, visible and low risk production growth and accelerating free cash flow while maintaining financial strength.

Strategy & Operations
> 10% Increase in pro-forma production compared to 2017, with no increase in capital expenditures	Liza Phase 1 start-up expected early 2020, progressing on schedule and under budget	$725 Million announced sales of non-core assets in 2018

Finance
$7.0 Billion total liquidity at 12/31/2018, excluding midstream and including committed facilities	> 100% Increase in net cash provided by operating activities in 2018 compared to 2017	95,000 bopd hedged in 2019 with $60 per barrel West Texas Intermediate (WTI) put options

Exploration and Reserves
5 new discoveries in Guyana in 2018	> 50% Increase Guyana gross discovered recoverable resource estimate since year-end 2017	166% organic reserve replacement ratio

Stockholder Returns
$1.5 Billion completed share repurchase program in 2018	$345 Million returns to stockholders in dividends in 2018	Ranked #2 relative performance of 2018 PSUs based on total shareholder return

Corporate Governance Highlights

✓	Independent chairman
✓	10 out of 11 director nominees are independent
✓	Refreshed board (over 70% of the board in last 6 years)
✓	Annual election of directors
✓	Majority vote standard for director elections
✓	Independent audit, compensation and governance committees
✓	Female leadership of two independent committees, compensation and governance

✓	Engagement with stockholders representing approximately 70% of our outstanding shares
✓	Anti-hedging and anti-pledging policies
✓	Annual board and committee evaluations
✓	Annual CEO performance evaluation led by the board
✓	Stockholder proxy access
✓	Compensation clawback policy
✓	Stock ownership policy for executives and directors
✓	No poison pill

2019 PROXY STATEMENT	vi

Proxy Summary

Director Nominees

	Age	Director Since	Committee Memberships
			Audit**	Compensation	Governance	EHS***
Rodney F. Chase* Former Deputy Group Chief Executive, BP	75	2013	●		●	●
Terrence J. Checki* Former EVP, Federal Reserve Bank of NY	73	2014		●	●
Leonard S. Coleman, Jr.* Former President of the National League of Major League Baseball; Former Commissioner of the New Jersey Department of Energy	69	2016			●	●
John B. Hess Chief Executive Officer	64	1978
Edith E. Holiday* Corporate Director and Trustee	66	1993			Chair
Risa Lavizzo-Mourey* Penn Integrates Knowledge Professor, University of Pennsylvania; Former President and CEO, Robert Wood Johnson Foundation	64	2004		Chair
Marc S. Lipschultz* Co-founder and President of Owl Rock Capital Partners and Co-Chief Investment Officer of Owl Rock Capital Advisors	50	2016		●
David McManus* Former EVP, Pioneer Natural Resources	65	2013		●		●
Kevin O. Meyers* Former SVP of Americas E&P, ConocoPhillips	65	2013	●			Chair
James H. Quigley* Independent Chairman of the Board	66	2013		●
William G. Schrader* Former COO, TNK-BP Russia	61	2013	●			●
*	Independent Director

** Fredric G. Reynolds, the current chair of the Audit Committee, will not stand for election at the 2019 Annual Meeting

***	Subcommittee of Audit Committee

Independent Director Nominee Characteristics

When evaluating nominees for our board of directors, the corporate governance and nominating committee considers diversity of viewpoints, backgrounds and experience, including diversity of race, gender, ethnicity, age and cultural background to ensure effective oversight of our strategy and culture and effective representation of the interests of all stockholders.

vii	2019 PROXY STATEMENT

Proxy Summary

Executive Compensation Tied to Company Performance

Compensation Objective

We strive to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation, which includes a base salary, annual incentive, and long-term incentives. The board oversees our compensation program and ensures that we implement our objectives by setting short-term targets that lead to long-term success and long-term targets based on total shareholder return, which has proven to be the most effective measure of long-term value creation. In 2018, we had an extraordinary year operationally and our performance on cost, capital discipline and safety metrics exceeded expectations, resulting in an above-target payout on our annual bonus. Our stock price continues to recover from lower oil prices and the execution of our long-term strategy, which resulted in our Performance Share Unit (“PSU”) program providing a below-target payout.

Key 2018 Compensation Actions

•	We reduced the CEO long-term incentive (“LTI”) target by 21% from $9.5 million to $7.5 million to appropriately reflect a company of our size with a focused portfolio.

•

We added a new cash flow metric to our Annual Incentive Plan (“AIP”), EBITDAX (Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses), in response to stockholder feedback and to stress the importance of profitability and cash flow.

Other 2018 Compensation Actions

Component	Action	Rationale
Salary	Named Executive Officer (“NEO”) salaries held flat	Reviewed annually and considers: external market, internal equity, compensation philosophy, job responsibilities, experience level, and individual performance
AIP Targets	NEO AIP targets held flat
2018 LTI Grants	CEO LTI target was reduced by 21%; NEO LTI targets held flat
2018 AIP Enterprise Payout	157.8%	Exceptional year operationally resulted in high final enterprise performance results of annual goals
2016-18 PSU Payout	75%	Final 3 year relative Total Shareholder Return (“TSR”) versus peers

Compensation Program Key Practices Promote Alignment with Stockholder Interests

What We Do

✓	Directly link pay to performance and stockholder returns
✓	Target total direct compensation within range of market median
✓	Impose cap on CEO incentive compensation payments
✓	Design compensation plans to mitigate undue risk
✓	Double-trigger change-in-control severance benefits
✓	Maintain a compensation clawback policy
✓	Provide de minimis perquisites for executives
✓	Retain an independent compensation consultant

What We Don’t Do

NO hedging or pledging by executives
NO employment contracts for NEOs
NO dividends or equivalents on unearned LTI awards
NO excise tax gross-ups in new change-in-control agreements
NO re-pricing of stock options without stockholder approval
NO excessive severance or change-in-control benefits

2019 PROXY STATEMENT	viii

Proxy Summary

Pay vs. Performance Alignment - Realizable Compensation

A comparison of realizable pay to target pay, based on the grant date opportunity, and TSR illustrates how performance outcomes have impacted pay over time. The graph below shows the average realizable pay of the CEO for each of the three-year periods ending December 31, 2016, 2017 and 2018 and the correlation with the indexed TSR of Hess common stock. As shown below, realizable CEO compensation is sensitive to TSR, thereby illustrating meaningful alignment with stockholder interests. The slight increase in realizable pay for 2016-2018 despite the drop in stock price is due primarily to the strong relative performance of the 2018 PSUs at year-end 2018 (second among all our peers) and the above target 2018 annual incentive payment due to exceptional operational performance.

(1)

Grant date opportunity reflects the average of salary, target cash bonus, and grant date fair market value of equity awards, as reported in the Grants of Plan-Based Awards table on page 38, for each respective year. Mr. Hess has not received restricted stock since 2015.

(2)

Realizable pay reflects the average of salary, actual cash bonus, and the intrinsic value of stock options, the market value of restricted stock, and the market value of PSUs (tracking actual performance), in each case awarded in each of these three-year periods. Stock options, restricted stock, and PSUs are valued at year end 2016, 2017 and 2018 closing prices of common stock.

(3)

For more information on total compensation as calculated under SEC rules, see the notes accompanying the Summary Compensation Table on page 37. The amounts reported as realizable compensation differs substantially from the amounts reported as total compensation in the Summary Compensation Table and is not a substitute for those amounts.

ix	2019 PROXY STATEMENT

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders to be held on Wednesday, June 5, 2019, at 9:00 a.m., local time, in our office at 1501 McKinney Street, Houston, Texas 77010.

On or about April 25, 2019, we commenced mailing this proxy statement, the notice of annual meeting and the proxy card to stockholders. Holders of record of common stock of the company at the close of business on April 15, 2019 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. As of April 15, 2019, there were 303,438,673 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

In accordance with Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials available to stockholders over the internet. On or about April 25, 2019, we mailed the Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”). The Notice contains instructions on how to access this proxy statement and our annual report and submit a proxy over the internet. If you received the Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice.

If at the close of business on April 15, 2019 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares with respect to Proposal 1, the election of directors, or Proposal 2, the advisory vote on executive compensation, without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker so that your vote can be counted.

If you are a stockholder of record, you can vote by using the internet or by calling a toll-free telephone number. Internet and telephone voting information is provided on the proxy card or the Notice. A control number, located on the instruction sheet attached to the proxy card or the Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

Proxies will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the board of directors. For more information, see “Questions and Answers About the Annual Meeting and Voting,” beginning on page 51.

2019 PROXY STATEMENT	1

PROPOSAL 1: ELECTION OF DIRECTORS

Majority Voting Standard

It is intended that proxies will be voted for the nominees set forth herein. The company’s by-laws provide for majority voting in uncontested elections of directors, which is the case for the election of directors at the 2019 annual meeting. Accordingly, to be elected as a director of the company at the 2019 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

If a director is not elected at the 2019 annual meeting and no successor has been elected at the annual meeting, the director is required to promptly tender his or her resignation to the board. The corporate governance and nominating committee is then required to make a recommendation to the board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. These procedures are described in full in our by-laws, which may be found on the company’s website at www.hess.com.

It is expected that all candidates will be able to serve. However, if before the annual meeting any nominee in this proxy statement is unable to serve, or for good cause will not serve as a director, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors to fill the vacancy unless the board reduces the number of directors to be elected at the annual meeting.

Nominees for Director

The following table presents information as of February 4, 2019 about the nominees for election as directors of the company, including the specific experience, qualifications, attributes and skills that led the board to conclude that such person should serve as a director. All of the directors on the board are elected for a one-year term expiring in 2020.

Rodney F. Chase
Independent Director Age: 75 Director Since: 2013 Committees Served: Audit, Governance, EHS Principal Occupation: Former Deputy Group Chief Executive of BP plc.

Other Directorships: Former Director, Andeavor, Genel Energy, plc (Chairman), Computer Sciences Corporation (Chairman).

Skills and Experience

Mr. Chase’s experience in the oil and gas industry, corporate management and finance, international operations, public company governance and board practices provides the Hess board with valuable industry knowledge and strategic planning experience.

Terrence J. Checki

Independent Director

Age: 73

Director Since: 2014

Committees Served: Compensation, Governance

Principal Occupation: Former Executive Vice President and Head, Emerging Markets and International Affairs, Federal Reserve Bank of New York. Mr. Checki retired from the Federal Reserve Bank of New York in March 2014.

Other Directorships: Director or trustee of various Franklin Templeton funds.

Skills and Experience

Mr. Checki brings decades of experience in management, international relations, government and public policy to the Hess board. He has had key roles in the resolution of numerous economic and financial challenges in the U.S. and abroad during his tenure at the Federal Reserve Bank of New York.

2	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Nominees for Director

Leonard S. Coleman, Jr.

Independent Director

Age: 69

Director Since: 2016

Committees Served: Governance, EHS

Principal Occupation: Former President of the National League of Major League Baseball and Former Commissioner of the New Jersey Department of Energy.

Other Directorships: Avis Budget Group, Inc., Electronic Arts Inc., and Omnicom Group Inc. Former Director, Aramark, H.J. Heinz Company, Churchill Downs, Inc.

Skills and Experience

Mr. Coleman has acquired diverse business experience over his career, including more than a decade of senior management experience in Major League Baseball, significant financial experience through his years of working as a municipal finance banker at Kidder Peabody and extensive government experience, including serving as Commissioner of the New Jersey Department of Energy.

John B. Hess
Age: 64 Director Since: 1978 Principal Occupation: Chief Executive Officer of Hess Corporation and Hess Midstream Partners GP LLC, the General Partner of Hess Midstream Partners, LP.

Other Directorships: Hess Midstream Partners GP LLC and KKR & Co. Inc. Former Director, Dow Chemical Company.

Skills and Experience

Mr. Hess has over 40 years of experience with the company. During his career, Mr. Hess has acquired in-depth knowledge of the company’s strategy and operations and the history of the company’s development, and he and his family have had a long-standing commitment to the company.

Edith E. Holiday

Independent Director

Age: 66

Director Since: 1993

Committees Served: Governance (Chair)

Principal Occupation: Corporate Director and Trustee. Former Assistant to the President of the United States and Secretary of the Cabinet and Former General Counsel, United States Department of the Treasury.

Other Directorships: Canadian National Railway Company, White Mountains Insurance Group Ltd., Santander Consumer USA and director or trustee of various Franklin Templeton mutual funds. Former Director, RTI International, H.J. Heinz Company.

Skills and Experience

Ms. Holiday brings deep public policy and governance expertise to the Hess board. The first woman to serve as General Counsel of the Treasury Department, Ms. Holiday possesses strong corporate governance and regulatory expertise, as well as legal and managerial experience in both the private and public sectors. She has also served in a directorship capacity across a diverse range of industries throughout her career. Ms. Holiday currently chairs our corporate governance and nominating committee.

2019 PROXY STATEMENT	3

Proposal 1: Election of Directors + Nominees for Director

Risa Lavizzo-Mourey, MD

Independent Director

Age: 64

Director Since: 2004

Committees Served: Compensation (Chair)

Principal Occupation: Penn Integrates Knowledge Professor, University of Pennsylvania; Former President and Chief Executive Officer, The Robert Wood Johnson Foundation.

Other Directorships: General Electric Company and Intel Corporation.

Skills and Experience

Dr. Lavizzo-Mourey has decades of leadership and technical experience and has significant experience in the government, nonprofit and health care sectors. She also has significant experience as a director for several large public companies, including service on various committees. Dr. Lavizzo-Mourey currently chairs our compensation and management development committee.

Marc S. Lipschultz

Independent Director

Age: 50

Director Since: 2016

Committees Served: Compensation

Principal Occupation: Co-founder and President of Owl Rock Capital Partners and Co-Chief Investment Officer of Owl Rock Capital Advisors. Mr. Lipschultz served as Global Head of Energy and Infrastructure at KKR & Co. LP, from 1995 to 2016 prior to founding Owl Rock.

Skills and Experience

Mr. Lipschultz brings significant energy, infrastructure, investment, finance and management experience to the Hess board after two decades at KKR & Co. LP, including as the Global Head of Energy and Infrastructure, as well as his current leadership position at Owl Rock, the investment firm that he co-founded.

David McManus

Independent Director

Age: 65

Director Since: 2013

Committees Served: Compensation, EHS

Principal Occupation: Former Executive Vice President and Head of International Operations, Pioneer Natural Resources Co.

Other Directorships: FLEX LNG Limited, Rockhopper Exploration plc and Costain Group plc. Former Director, Caza Oil & Gas Inc.

Skills and Experience

Mr. McManus is an experienced international business leader in the energy industry and provides the Hess board with oil and gas project management and commercial expertise.

4	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Nominees for Director

Kevin O. Meyers, Ph.D.

Independent Director

Age: 65

Director Since: 2013

Committees Served: EHS (Chair), Audit

Principal Occupation: Independent Energy Consultant. Former Senior Vice President of E&P for the Americas, ConocoPhillips.

Other Directorships: Denbury Resources Inc., Hornbeck Offshore Services, Inc. and Precision Drilling Corporation, Former Director, Bill Barrett Corporation.

Skills and Experience

Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international. Based on this experience, Dr. Meyers brings to the Hess board decades of managing E&P operations in geographies directly relevant to Hess’ focused E&P portfolio. Dr. Meyers currently chairs the environmental, health and safety subcommittee of the audit committee.

James H. Quigley

Independent Chair

Age: 66

Director Since: 2013

Committees Served: Compensation

Principal Occupation: Chairman of the Board of Hess Corporation; Former Chief Executive Officer, Deloitte, Touche Tohmatsu Limited.

Other Directorships: Merrimack Pharmaceuticals Inc. and Wells Fargo & Company.

Skills and Experience

Mr. Quigley led Deloitte, Touche Tohmatsu Limited, one of the world’s largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across multiple industries. He brings to the Hess board significant leadership and governance experience, on a global scale, and knowledge of financial, tax and regulatory matters that are relevant to Hess’ operations.

William G. Schrader
Independent Director Age: 61 Director Since: 2013 Committees Served: Audit, EHS Principal Occupation: Former Chief Operating Officer, TNK-BP Russia.

Other Directorships: Ophir Energy plc (African oil and gas exploration company) (Chairman), Bahamas Petroleum Company Ltd. (Chairman). Former Director, CHC Group Ltd.

Skills and Experience

Mr. Schrader is an experienced international E&P executive responsible for transforming BP’s significant E&P assets, and brings to the Hess board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations and delivering returns.

The board of directors unanimously recommends that stockholders vote FOR the election of each of the eleven director nominees named above.

2019 PROXY STATEMENT	5

Proposal 1: Election of Directors + Director Nominations

Director Nominations

The corporate governance and nominating committee is responsible for recommending to the board qualified candidates for election as directors. In advance of each annual meeting, the committee meets to recommend nominees for election at the annual meeting. From time to time throughout the year, the committee reviews the mix of skills, qualifications and experience of the directors currently on the board and seeks to identify individuals whose skills, qualifications and experience will supplement and contribute to the effectiveness of the board. Members of the committee may from time to time meet with potential candidates.

The corporate governance and nominating committee and the board believe that the board collectively should encompass a broad range of skills, expertise, general industry knowledge and diversity of opinion. New perspectives and ideas are essential to the proper functioning of the board as is the experience and institutional knowledge of longer-tenured directors. The board has undergone significant refreshment over the last several years, replacing over 70% of the board since 2013. The average tenure of our independent director nominees is approximately eight years. The corporate governance and nominating committee seeks to ensure that board nominees reflect an appropriate balance of tenure, experience, skills and diversity.

In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community;

•	current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business;

•	ability and willingness to commit adequate time to board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company;

•	diversity of viewpoints, background and experience; and

•	compatibility with independence and other qualifications established by applicable law and rules.

As noted above, among the criteria used to evaluate nominees for the board is diversity of viewpoints, background and experience, including diversity of race, gender, ethnicity, age and cultural background. The board believes that such diversity provides varied perspectives which promote active and constructive dialogue among board members and between the board and management, resulting in more effective oversight. The board believes this diversity is amply demonstrated in the varied backgrounds, experience, qualifications and skills of the current and proposed members of the board, including board leadership positions. In the board’s executive sessions and in annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The corporate governance and nominating committee has retained Russell Reynolds Associates, a director and executive search and recruiting firm, to identify and review potential independent director candidates and assist the committee and the board in assessing the qualifications of candidates. The committee has not paid fees to any other third parties to assist in identifying or evaluating potential nominees. Each of the nominees for election at the 2019 annual meeting were recommended by the non-management directors of the corporate governance and nominating committee, with the input of senior management, the committee’s consultants and advisors.

In addition, the company has adopted a director retirement policy, which provides that no person may be nominated to stand for election or re-election to the board of directors as a non-management director if the election would take place after such person has attained the age of 75, unless otherwise approved by the board. Upon the recommendation of the corporate governance and nominating committee, the board determined to nominate Mr. Chase to stand for re-election at the 2019 annual meeting based on his extensive experience in senior management roles in the oil and gas industry and his significant contributions to the board’s collective knowledge and capabilities.

6	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Board Evaluation

Stockholder Recommendations and Proxy Access

Stockholders may suggest candidates by writing to the corporate governance and nominating committee, in care of the corporate secretary of the company at the address set forth on page 55. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by SEC rules for director nominees and contact information for the candidate. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

In 2015, our board adopted a proxy access by-law that permits a stockholder, or group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of our board of directors. Stockholders and nominees must satisfy the requirements set forth in the by-laws in connection with such nominations. We believe that this by-law provision provides meaningful and effective proxy access rights to our stockholders, and balances those benefits against the risk of misuse by stockholders with interests that are not shared by a significant percentage of our stockholders.

Board Evaluation

Our board is committed to continuous improvement and recognizes the importance of a rigorous evaluation process to enhance board performance and effectiveness. Our corporate governance and nominating committee oversees the annual performance evaluation of the board and ensures that each of the board’s committees conducts an annual self-evaluation. The chair of the corporate governance and nominating committee also oversees the evaluation of our board chairman.

Governance Committee Reviews Process Board and Committees Complete Evaluation Governance Committee Reviews Results Board and committee Discussion Feedback Implemented Corporate governance and nominating committee reviews the design and format of the evaluation process. Directors complete written questionnaire. Corporate Secretary summarizes director responses to board and chairman evaluation. Corporate governance and nominating committee chair reviews the results of the board and chairman evaluation with the full board. Feedback informs changes to policies, practices and procedures, as appropriate. Option to request One -on-one calls with the board chairman or the committee chair to provide further feedback. Responses are not attributed to individual directors. Results requiring further consideration are addressed at subsequent board Of committee meetings. Ensure directors have opportunity to provide constructive feedback about board and director performance. Each committee chairperson reviews the results of the committee evaluation with the full board. Each committee conducts annual self evaluation. Summary is shared with the committee.

Our board evaluations are designed to solicit input and perspective on various topics, including:

•	board structure, size and composition, including director skills and experience;

•	committee structure and allocation of responsibilities;

•	conduct of meetings, including cadence, length and opportunity for director input and meaningful discussion;

•	materials and information, including quality, timeliness and relevance;

•	director orientation and education;

•	director performance, including attendance, preparation and participation;
•	access to management and internal and external experts, resources and support;

•	key areas of focus for the board, including strategy, sustainability, crisis management and stockholder engagement;

•	committee structure and process, member and chair performance, duties and functions and management support; and

•	performance of the board chair, including communication, relationship with management, availability, focus on appropriate issues and inclusiveness.

2019 PROXY STATEMENT	7

Proposal 1: Election of Directors + Board Leadership Structure / Independent Chairman

Board Leadership Structure / Independent Chairman

Our by-laws provide separate positions for the chairman of the board and chief executive officer. Mr. Quigley serves as the independent chairman of the board and Mr. Hess serves as chief executive officer and a director of the board.

The board currently believes that having a separate chairman and chief executive officer allows for better alignment of corporate governance with stockholder interests and aids in the board’s oversight of management and the board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s leadership and financial, governance and regulatory experience.

The chairman, an independent member of the board who has not previously served as an executive officer of the company, is appointed by the board annually.

As set forth in the company’s corporate governance guidelines, the responsibilities of the chairman include:

•	acting as chair of regular and special meetings of the board;

•	acting as chair of executive sessions or other meetings of the independent directors and leading such executive sessions and meetings;

•	determining if special meetings of the board should be called (but without prejudice to any rights of others to call special board meetings);

•	acting as a liaison between the chief executive officer and the board and facilitating communication between meetings, including discussing action items with the chief executive officer following executive sessions;
•	consulting with the chief executive officer regarding agenda items and appropriate materials for board meetings, and the allocation of time to each discussion topic on the agenda and coordinating with committee chairpersons to facilitate their meetings;

•	presiding over the annual stockholders meeting;

•	being available to participate in or facilitating appropriate meetings with stockholders; and

•	partnering with the chair of the compensation and management development committee to conduct the annual performance evaluation of the chief executive officer and relay board feedback.

Director and Nominee Independence

The board of directors has affirmatively determined that all of the current directors on the board other than Mr. Hess and 10 of the 11 nominees for election at the 2019 meeting, namely, Mr. Chase, Mr. Checki, Mr. Coleman, Ms. Holiday, Dr. Lavizzo-Mourey, Mr. Lipschultz, Mr. McManus, Dr. Meyers, Mr. Quigley, and Mr. Schrader, are independent within the meaning of the rules and standards of the New York Stock Exchange (the “NYSE”). The board determined that these directors and nominees not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors.

Meeting Attendance

The board of directors met 10 times in 2018, including two special meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2018.

Non-management directors meet without members of management present after each regularly scheduled board meeting. The chairman of the board of directors presides at these meetings.

All of the current directors who were serving as a director at the time of last year’s annual meeting attended that meeting.

8	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Corporate Governance Guidelines

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with the rules of the NYSE. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the NYSE and the SEC applicable to all directors, officers and employees, including the chief executive officer, the principal financial and accounting officer and other senior financial officers. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at the address set forth on page 55.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the chairman of the board of directors, Hess Corporation, at the address set forth on page 55. Stockholders may also communicate directly to the chairman by e-mail to BoardChairman@hess.com. Communications sent by mail or e-mail will be reviewed by the chairman and will be referred for resolution and response as deemed appropriate by the chairman. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. The company’s policies provide that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 404 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related party transaction occurred in the prior fiscal year. If any proposed or existing related party transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the disinterested members of the audit committee will determine whether the transaction serves the best interest of the company and its stockholders and whether if proposed, it may proceed and if existing, it may continue to exist. The general counsel and the disinterested members of the audit committee will determine the appropriate scope of, and process for, the review of any such transaction based on the then existing facts and circumstances of the transaction in view of applicable listing standards of the NYSE.

2019 PROXY STATEMENT	9

Proposal 1: Election of Directors + Committees of the Board

Committees of the Board

The board has three standing committees: the compensation and management development committee, the corporate governance and nominating committee and the audit committee. Each committee’s written charter is available on our website at www.hess.com and also available without charge upon request to the company’s corporate secretary at the address set forth on page 55. The board receives regular reports from each committee and discusses matters of particular concern or importance.

Compensation and Management Development Committee
Dr. Lavizzo-Mourey (Chair) Mr. Checki Mr. Lipschultz Mr. McManus Mr. Quigley All committee members are independent	6 meetings in 2018

The committee’s principal responsibilities are to:

•  review and approve the company’s overall compensation philosophy;

•  establish performance goals and objectives for the company’s chief executive officer and reviews the goals set by the company’s chief executive officer for the other named executive officers;

•  review the performance and approve the compensation of the company’s chief executive officer and other named executive officers;

•  provide oversight and monitor the company’s compensation and benefit programs, including the company’s pension, savings, bonus, medical, health and wellness plans;

•  administer and make awards of stock-based compensation under the company’s long-term incentive plans;

•  review management development and succession programs;

•  oversee the assessment of potential risks to the company from its compensation programs and policies;

•  approve the retention and review the performance and independence of compensation consultants to the committee; and

•  prepare an annual report on executive compensation for the company’s proxy statement.

Executive Compensation. The committee’s processes for determining executive compensation are described in “Compensation Discussion and Analysis” on page 20.

Corporate Governance and Nominating Committee
Ms. Holiday (Chair) Mr. Chase Mr. Checki Mr. Coleman Mr. Reynolds All committee members are independent	5 meetings in 2018

The committee’s principal responsibilities are to:

•  develop and recommend to the board the criteria for board membership;

•  identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board;

•  review and make recommendations to the board regarding the size and composition of the board of directors and the establishment and composition of committees;

•  oversee board, committee and chair performance evaluations;

•  identify and recommend to the board potential continuing education opportunities for directors;

•  periodically review and, if appropriate, make recommendations to the board relating to board practices and corporate governance; and

•  develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

Director Candidates. This committee recommends for election as directors qualified, diverse candidates identified through a variety of sources, as described on page 6.

10	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Committees of the Board

Audit Committee
Mr. Reynolds* (Chair) Mr. Chase* Dr. Meyers Mr. Schrader *Audit committee financial expert All committee members are independent and financially literate.	6 meetings in 2018, plus 4 reviews of quarterly financial results

The audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others, including to:

•  review and discuss with management, internal audit and the independent registered public accountants matters relating to the company’s financial statements, earnings releases and annual and quarterly reports;

•  meet with management, internal audit and the independent registered public accountants to review and discuss the company’s financial reporting practices and accounting policies and systems, including the appropriateness of management’s application of those policies;

•  review and discuss with management, internal audit and the independent registered public accountants the adequacy and effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures;

•  appoint and oversee the independent registered public accountants, determine their compensation and review their qualifications, performance and independence from management when deciding whether to retain the independent registered public accountants;

•  review the scope and results of the internal audit program and the performance of the internal audit function;

•  review and discuss with management the company’s policies with respect to risk assessment and risk management, including cyber-security and the company’s overall insurance coverage;

•  review compliance with legal and regulatory requirements and company policies and procedures and discuss the effectiveness of the company’s legal, regulatory and ethical compliance programs; and

•  discuss policies with respect to environment, health, safety and social responsibility programs and compliance.

No member of the audit committee serves on the audit committees of more than three public companies, including ours.

Environmental, Health and Safety Subcommittee
	Dr. Meyers (Chair) Mr. Chase Mr. Coleman Mr. McManus Mr. Reynolds Mr. Schrader	4 meetings in 2018

In 2013, the audit committee established a subcommittee to focus the committee’s oversight of environmental, health and safety (“EHS”) matters. This subcommittee’s principal responsibilities are to:

•  develop recommendations to the audit committee and the board for the formulation and adoption of policies, programs and practices to address EHS issues and risks including climate change;

•  periodically review and make recommendations to the board on, and monitor the company’s compliance with, the company’s policies, programs and practices concerning EHS issues;

•  identify, evaluate and monitor EHS risks, domestic and international, which affect or could affect the company’s business activities, performance and reputation;

•  periodically review EHS legislative and regulatory issues affecting the company’s business and operations; and

•  review emergency response planning procedures for EHS areas.

2019 PROXY STATEMENT	11

Proposal 1: Election of Directors + Report of the Audit Committee

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. Ernst & Young LLP, the company’s independent registered public accountants, are responsible for expressing an opinion on the effectiveness of internal controls over financial reporting and the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors, which is available at www.hess.com. The charter sets forth the audit committee’s responsibilities, which are summarized under “Committees of the Board” on page 11. The committee reviews its charter annually and, when appropriate, makes recommendations for changes to the board.

2018 Actions of the Audit Committee

The audit committee met 6 times during 2018 and met in executive session after each of those meetings. Additionally, the audit committee met 4 times to review quarterly financial results.

During 2018, the audit committee met with management, Ernst & Young LLP and internal auditors and among other things:

•

reviewed and discussed with management and Ernst & Young LLP our audited financial statements included in our annual report on Form 10-K and quarterly unaudited financial statements included in quarterly reports on Form 10-Q prior to filing with the SEC;

•

discussed with management and Ernst & Young LLP accounting policies and management’s application of those policies as they relate to the company’s financial results, significant judgments inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards;

•

discussed with Ernst & Young LLP all matters and communications required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards, including matters related to independence, and received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding their independence;

•

reviewed and discussed with management the processes undertaken to evaluate the accuracy and fair presentation of our consolidated financial statements and the effectiveness of our systems of disclosure controls and procedures and internal control over financial reporting;

•

reviewed and discussed with management, the internal auditor, and Ernst & Young LLP, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP’s opinion about the effectiveness of our internal control over financial reporting;

•

reviewed and discussed matters related to risk, risk controls and compliance and inquired about significant financial risk exposures, assessed the steps management is taking to mitigate these risks, and reviewed our policies for risk assessment and risk management, including the company’s overall insurance coverage;

•	met with management regarding our technology systems and cyber-security incident detection, defense and response;

•

reviewed and assessed the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and discussed issues raised on the company’s whistleblower reporting system for financial reporting and other compliance concerns;

•	reviewed our tax strategies and the implications of tax law changes; and

•	reviewed with the general counsel legal and regulatory matters that may have a material impact on the consolidated financial statements or internal control over financial reporting.

The audit committee also met separately with Ernst & Young LLP and the internal auditors without management present.

12	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Report of the Audit Committee

Assessment of Independent Registered Public Accountants

The audit committee reviews the scope of and overall plans for the annual audit and negotiates fees and approves the other terms of Ernst & Young LLP’s engagement letter. The audit committee also oversees the periodic required rotation of the lead audit partner, as required by SEC rules, and is directly involved in the selection of such partner.

The audit committee discussed with Ernst & Young LLP their independence from management and the company and considered the compatibility of all non-audit services with the auditors’ independence. The audit committee also assessed the qualifications and performance of Ernst & Young LLP in determining whether to retain them. In conducting this assessment, the audit committee considered, among other things: information relating to audit effectiveness, including the results of PCAOB inspection reports; the depth and expertise of the audit team, including their demonstrated understanding of the company’s businesses, significant accounting practices, and system of internal control over financial reporting; the quality and candor of Ernst & Young LLP’s communications with the audit committee and management; the accessibility, responsiveness, technical competence, and professionalism of the lead audit partner and other members of the audit team assigned to our account; the impact to the company of changing auditors; the appropriateness of Ernst & Young LLP’s fees; and Ernst & Young LLP’s ability to employ professional skepticism, objectivity, integrity, and trustworthiness.

The audit committee reviewed the audited December 31, 2018 financial statements of the company with management and the independent registered public accountants. Management represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles. In reliance on the reviews and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC. Based on its assessment and review as described in this report, the audit committee has determined that selecting Ernst & Young LLP as independent registered public accountants for 2019 is in the best interest of the company and its stockholders. The board has unanimously proposed that the stockholders ratify this selection at the annual meeting.

Committee Members:

Fredric G. Reynolds, Chair

Rodney F. Chase

Kevin O. Meyers

William G. Schrader

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

2019 PROXY STATEMENT	13

Proposal 1: Election of Directors + Stockholder Engagement

Stockholder Engagement

We engage with our stockholders on a regular basis to ensure we fully understand the factors they consider to be most important when evaluating our company. During 2018, our CEO and other members of senior management, at times accompanied by our independent chairman, conducted a broad outreach effort to investors representing, in the aggregate, approximately 70% of our outstanding shares, including an investor day presentation.

Robust stockholder engagement program throughout the year CEO and management participation	Investor Day 2018
Board chairman participated with senior management

2018 Highlights

•  Participated in 16 major investor conferences

•  Presented at CERAWeek, a premier energy conference attended by institutional investors, industry leaders and policymakers

•  Participated in conferences hosted by Council of Institutional Investors

•  Held investor meetings with almost 300 institutional investors in 21 cities in the United States and internationally

• Held a successful investor day in December 2018 that was attended by over 450 participants, in person or via live webcast

Topics Covered
Strategy	Environment and Sustainability	Governance	Executive Compensation
Management and the chairman provide feedback from these meetings to the full board on a regular basis.

Risk Oversight

The board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. Additionally, each of the board’s committees is assigned with overseeing risk management specific to their scope of responsibilities, as illustrated below. Management applies a comprehensive, standardized approach to identifying and managing risks of all types across our operations. Our enterprise risk management (“ERM”) process is used to develop a holistic risk profile for each asset and major project, drawing input from subject matter experts, performance data, incident investigations, lessons learned and recent internal audits. In these risk assessments, we identify each risk and assess its likelihood and potential impact to people, the environment, our reputation and our business, as well as other risks as appropriate.

Periodically, the chief risk officer presents a comprehensive review of the company’s enterprise levels risks, the status of the enterprise risk program and risk management strategies utilized by the company under its corporate risk policy to the audit committee, which has been delegated primary responsibility for oversight of the company’s risk management practices. The audit committee and the board will also receive updates at meetings during the year on any particular matters relating to specific risks that management believes needs to be brought to the attention of the committee or the board. In addition, the company conducts an annual risk assessment to determine the extent, if any, to which the company’s compensation programs and practices may create incentives for excessive risk-taking. For a discussion of this assessment, see “Compensation and Risk” on page 46.

14	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Risk Oversight

Cyber-security is an integral part of risk management at Hess. The board appreciates the rapidly evolving nature of threats presented by cyber-security incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the company. The audit committee receives regular updates from management regarding cyber-security, including the nature of threats, defense and detection capabilities, incident response plans and employee training activities.

Full Board

Enterprise-level strategic, financial and execution risks and exposures associated with Hess’ business strategy including commodity price exposure, project risk, reserve estimation, political risk and catastrophic events.

Audit Committee	EHS Subcommittee	Compensation and Management Development Committee	Corporate Governance and Nominating Committee
Policy and process related to Hess’ ERM program as well as risks related to financial statements, cyber-security and compliance matters.	Risks related to environmental, safety and social matters including catastrophic, process safety events, regulatory risks and environmental impacts.	Risks related to employee compensation policies and practices including the risk that our compensation program encourages excessive risk taking.	Risks related to our governance structures, including board succession planning, director qualifications and skills, stockholder proposals and activism and overall corporate governance.

Board Oversight of Values and Culture

The board is actively engaged in overseeing our values and its connection to our long-term strategy. Directors have the opportunity to participate in our culture first-hand through interactions with employees and visits to our assets and offices. Through the compensation and management development committee, the board meets with management to understand and monitor company culture and its alignment with our values and long-term business strategy. The entire board attends the compensation and management development committee meetings that involve reviews and discussions of CEO performance objectives, evaluations, management succession and compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s directors, certain of its officers and persons who beneficially own more than 10% of the company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on the company’s review of copies of such reports, and on written representations from such reporting persons, the company believes that in 2018 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a).

2019 PROXY STATEMENT	15

Proposal 1: Election of Directors + Ownership of Voting Securities by Certain Beneficial Owners

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of March 8, 2019 for Messrs. Hess, Brady, Kean and Goodwillie, as of April 9, 2019 for FMR LLC, and as of December 31, 2018 for the other beneficial owners identified in the table, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

Name and address of beneficial owner	Amount and nature of beneficial ownership(a)	Percent of class
Common Stock
John B. Hess	35,381,405(b)(c)(d)(e)	11.64
Nicholas F. Brady	19,019,053(b)(c)(f)	6.27
Thomas H. Kean	25,373,178(b)(c)(d)(g)	8.37
Eugene W. Goodwillie, Jr. c/o Hess Corporation 1185 Avenue of the Americas New York, NY 10036	29,233,550(b)(c)(d)(e)	9.64
FMR LLC 245 Summer Street Boston, MA 02210	31,017,187(h)	10.24
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	30,071,540(i)	10.15
Elliott Associates, L.P. 40 West 57th Street, 30th Floor New York, NY 10019	22,470,000(j)	7.60
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	22,342,539(k)	7.50
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	14,851,529(l)	5.00
(a)

The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Goodwillie should not be added because they reflect shared beneficial ownership. Information with respect to FMR LLC was obtained from a Schedule 13G/A filed by such person with the SEC on April 10, 2019. Information with respect to T. Rowe Price Associates, Inc. and Elliott Associates, L.P. was obtained from Schedule 13G/As filed by such persons with the SEC on February 14, 2019. Information with respect to The Vanguard Group was obtained from a Schedule 13G/A filed by such person with the SEC on February 12, 2019. Information with respect to BlackRock, Inc. was obtained from a Schedule 13G/A filed by such person with the SEC on February 11, 2019. Mr. Hess may be deemed to be a control person of the company by virtue of his beneficial ownership of common stock as described below.

(b)

This amount includes 10,079,037 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Brady, Kean and Goodwillie.

(c)

This amount includes 8,817,802 shares held by a limited partnership. Messrs. Hess, Brady, Kean and Goodwillie serve on the management committee of the general partner of this limited partnership and share, inter alia, voting and dispositive power with respect to shares held by the limited partnership.

(d)

This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Kean and Goodwillie are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Messrs. Kean and Goodwillie.

(e)	This amount includes:

•	1,704,124 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power;

•	28,753 shares held by a family liability company controlled by Mr. Hess, as to which Mr. Hess has sole voting power and dispositive power;

•	929,022 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options;

16	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Ownership of Voting Securities by Certain Beneficial Owners

•	64,577 shares vested in the name of Mr. Hess under the employees’ savings plan as to which he has sole voting and dispositive power;

•

1,008,401 shares held by a trust for the benefit of Mr. Hess, of which he and Mr. Goodwillie are co-trustees, as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Goodwillie;

•

146,582 shares held by four trusts of which Mr. Hess is co-trustee. 80,922 of these shares as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Goodwillie, and the remaining 65,660 shares as to which Mr. Hess shares voting and dispositive power;

•

2,371,878 shares held by Mr. Hess’ siblings or their children, or by trusts for the benefit of Mr. Hess’ siblings or their children, as to which Mr. Hess has sole voting power pursuant to shareholders agreements among Mr. Hess and his siblings or their children and as to 728,471 shares of which he shares dispositive power pursuant to a shareholder’s agreement among Mr. Hess and a sibling and others. 315,000 of these shares (representing approximately 0.1% of Hess common stock outstanding) have been pledged by certain of the trusts. Mr. Hess is not a trustee of these trusts and has no financial or economic interest in the shares pledged by the trusts;

•	1,008,402 shares held by a trust for the benefit of Mr. Hess’ sibling, of which Mr. Hess has sole voting and shared dispositive power; and

•

2,785,946 shares held by trusts as to which Mr. Hess has sole voting power and as to which Mr. Goodwillie has shared dispositive power. 2,279,758 of these shares (representing approximately 0.7% of Hess common stock outstanding) have been pledged by certain of the trusts. Mr. Hess is not a trustee of these trusts and has no financial or economic interest in the shares pledged by the trusts.

(f)

This amount includes 112,248 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power. This amount also includes 9,966 shares held by a trust of which Mr. Brady is a co-trustee as to which Mr. Brady shares voting and dispositive power.

(g)	This amount includes 39,458 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(h)	This amount includes (y) 5,567,479 shares over which FMR LLC has sole voting power and (z) 31,017,187 shares over which FMR LLC has sole dispositive power.

(i)

This amount includes (w) 295,467 shares over which The Vanguard Group has sole voting power, (x) 29,713,000 shares over which The Vanguard Group has sole dispositive power, (y) 64,952 shares over which The Vanguard Group has shared voting power and (z) 358,540 shares over which The Vanguard Group has shared dispositive power.

(j)

This amount includes (y) 9,643,893 shares, including 356,900 shares issuable upon exercise of options, held by Elliott Associates, L.P., which has sole voting and dispositive power with respect to such shares and (z) 12,826,107 shares, including 168,100 shares issuable upon exercise of options, collectively held by Elliott International, L.P. and Elliott International Capital Advisors, Inc., both of which share voting and dispositive power of such shares.

(k)

This amount includes (y) 20,148,156 shares over which Blackrock, Inc. has sole voting power and (z) 22,342,539 shares over which BlackRock, Inc. has sole dispositive power. The shares are held by subsidiaries of Blackrock, Inc.

(l)

This amount includes (y) 5,934,388 shares over which T. Rowe Price Associates, Inc. has sole voting power and (z) 14,820,979 shares over which T. Rowe Price Associates, Inc. has sole dispositive power.

2019 PROXY STATEMENT	17

Proposal 1: Election of Directors + Ownership of Equity Securities by Management

Ownership of Equity Securities by Management

The table below sets forth as to each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, information regarding their ownership of equity securities of the company on March 8, 2019. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than 1% of the common stock outstanding.

Name	Total number of shares beneficially owned and nature of beneficial ownership(a)		Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of option shares
Rodney F. Chase	55,186		—	—
Terrence J. Checki	17,724		—	—
Leonard S. Coleman	11,181		—	—
Timothy B. Goodell	289,346		—	179,804
John B. Hess	35,381,405	(b)	11.64	929,022
Gregory P. Hill	416,461		—	322,801
Edith E. Holiday	53,279		—	—
Risa Lavizzo-Mourey	42,888		—	—
Marc S. Lipschultz	10,332		—	—
David McManus	29,678		—	—
Kevin O. Meyers	26,809		—	—
James H. Quigley	21,139		—	—
Fredric G. Reynolds	33,420		—	—
John P. Rielly	406,693		—	179,804
William G. Schrader	22,186		—	—
Michael R. Turner	230,134		—	145,712
All directors and executive officers as a group (19 persons)	37,281,056		12.22	1,891,030
(a)

These figures include 64,577 shares vested in the name of Mr. Hess, 4,610 shares vested in the name of Mr. Rielly and 69,187 shares vested for all executive officers and directors as a group under the employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 15,164 shares held in escrow under Hess Corporation’s long-term incentive plans for Mr. Goodell, 35,824 shares held in escrow under these plans for Mr. Hill, 15,164 shares held in escrow under these plans for Mr. Rielly, 30,315 shares held in escrow under these plans for Mr. Turner, and 151,022 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

18	2019 PROXY STATEMENT

Proposal 1: Election of Directors + Director Compensation

Director Compensation

The following table shows compensation for services rendered by our non-employee directors during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All other Compensation(2) ($)	Total ($)
Chase, Rodney F.	150,000	175,013	14,775	339,787
Checki, Terrence J.	130,000	175,013	132	305,145
Coleman, Leonard S.	125,000	175,013	642	300,655
Holiday, Edith E.	130,000	175,013	132	305,145
Lavizzo-Mourey, Risa	130,000	175,013	132	305,145
Lipschultz, Marc S.	120,000	175,013	2,984	297,997
McManus, David	125,000	175,013	132	300,145
Meyers, Kevin O.	145,000	175,013	22,948	342,961
Quigley, James H.	310,000	175,013	22,948	507,961
Reynolds, Fredric G.	160,000	175,013	1,152	336,165
Schrader, William G.	140,000	175,013	1,152	316,165
(1)

Stock awards consist of 3,610 common shares granted to non-employee directors on March 6, 2018, which were fully vested on the grant date. The aggregate grant date value for 2018 stock awards was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

Amounts in this column consist of (i) annual life insurance premiums for each director, (ii) medical and dental benefits of $2,852 for Mr. Lipschultz, $14,643 for Mr. Chase and $22,816 for Dr. Meyers and Mr. Quigley and, (iii) dental benefits of $1,020 for Messrs. Reynolds and Schrader and $510 for Mr. Coleman.

Each director who was not an employee of the company or any of its subsidiaries receives an annual cash retainer of $110,000 for membership on the board of directors and the independent chairman of the board receives an additional annual cash retainer of $185,000. Directors receive an additional annual cash fee of $25,000 for service on the audit committee and $10,000 for service on each of the other committees of the board of directors on which such director serves. The chairperson of the audit committee receives an annual cash fee of $30,000 and the chairperson of each of the other board committees receives an annual cash fee of $15,000. Directors serving on the EHS subcommittee receive an additional annual cash fee of $5,000 and the chairperson of the EHS subcommittee receives an annual cash fee of $10,000. In addition, each non-employee director receives shares of fully vested common stock constituting approximately $175,000 in value on the date of award. These awards are made from shares purchased by the company in the open market.

2019 PROXY STATEMENT	19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and 2018 compensation decisions for our named executive officers (“NEOs”). The compensation and management development committee of our board of directors (the “compensation committee” or the “committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs.

For fiscal year 2018, our NEOs were:

•	John B. Hess, Chief Executive Officer (“CEO”)

•	Gregory P. Hill, Chief Operating Officer and President of Exploration and Production (“COO”)

•	Timothy B. Goodell, Senior Vice President, General Counsel and Corporate Secretary

•	John P. Rielly, Senior Vice President and Chief Financial Officer (“CFO”)

•	Michael R. Turner, Senior Vice President, Global Production

CD&A Table of Contents

Executive Summary

Our compensation program is focused on building long-term value in an industry where oil and gas reserves are depleted annually and investments require significant capital and generally take several years before showing returns. It is critical we maintain and grow our resource base in a capital disciplined manner while ensuring our cost of production is low enough to generate returns for our stockholders in a low oil price environment. The board believes that our compensation program should set short-term targets that lead to long-term success and long-term targets based on shareholder returns, which we believe is the most effective measure of long-term value creation currently available. As a result, our annual incentive plan is designed to maintain an annual focus on management’s day-to-day efforts on outcomes largely within its control, with a strong emphasis on formulaic, metrics-driven enterprise results. Our long-term incentive plan focuses on longer term objectives, including stockholder value creation and alignment of management with stockholder interests.

20	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Compensation Actions in 2018. The compensation and management development committee took the following compensation actions in 2018:

•	We reduced the CEO long-term incentive (“LTI”) target by 21% from $9.5 million to $7.5 million to appropriately reflect a company of our size with a focused portfolio.

•

We added a new cash flow metric to our Annual Incentive Plan (“AIP”), EBITDAX (Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses), in response to stockholder feedback and to stress the importance of profitability and cash flow.

Other Compensation Actions		Rationale
Salary	NEO salaries held flat	Reviewed annually and consider: external market, internal equity, compensation philosophy, job responsibilities, experience level, and individual performance
AIP Targets	NEO AIP targets held flat
2018 LTI Grants	CEO LTI target was reduced by 21%; NEO LTI targets held flat
2018 AIP Enterprise Payout	157.8%	Exceptional year operationally resulted in high final enterprise performance results of annual goals
2016-18 PSU Payout	75%	Final 3 year relative Total Shareholder Return (“TSR”) versus peers

The committee follows a rigorous target setting process each year to ensure the enterprise performance metrics of our AIP include challenging, yet attainable, targets for executives. The committee also considers a number of factors when determining appropriate individual AIP target percentages, including the executive’s position within the company, his or her corresponding responsibilities, and the competitive annual incentive opportunity for similar positions in other companies in our industry. The committee will also assess the outcomes of the prior year in making its decision on the targets for the current year.

Summary of Business and Strategy. Hess Corporation is a global Exploration and Production (“E&P”) company engaged in the exploration, development, production, transportation, purchase and sale of crude oil, natural gas liquids, and natural gas. Our strategy is to deliver capital efficient growth in our resources and production – investing in the highest return projects to move down the cost curve and be profitable in a lower price environment with increasing cash generation and returns to stockholders. Consistent with this strategy, we divested higher-cost, mature assets over the last several years to build a balanced portfolio, and we will continue to maintain financial strength to fund our world class investment opportunities. We are at a transformative inflection point and expect to transition from an investment phase to a free cash generation phase beginning in 2020 with the startup of production offshore Guyana and continued production growth in the Bakken.

2019 PROXY STATEMENT	21

Executive Compensation + Compensation Discussion and Analysis

Corporate Performance. In 2018, we had exceptional operational performance and exploration success at our key growth assets in Guyana and the Bakken. At the Stabroek Block offshore Guyana, we had five successful exploration wells in 2018, bringing the total number of discoveries to 10 at year-end 2018. We also continued to progress development in Guyana with the Liza Phase 1 development project on track for startup in early 2020, followed by startup of Liza Phase 2 by mid-2022, with the potential for at least five FPSOs producing more than 750,000 gross bopd by 2025. In the Bakken, net production increased approximately 10% compared to 2017 and is expected to grow to approximately 200,000 barrels of oil equivalent per day by 2021. We also increased our resource base while keeping our capital and exploratory spend within budget. Although our financial results continued to be impacted by volatile commodity prices, cash flow from operations improved which resulted in a smaller net loss in 2018 compared to 2017.

The enterprise performance metrics of our annual incentive program are designed to reward management for progress made against measurable goals that align with our overall company strategy. In 2018, the committee considered the progress made against each of these metrics in determining executive compensation payouts:

Our Strategy Our strategy is to: " Grow our resource base in a capital disciplined manner " Move down the cost curve so we are resilient in a low oil price environment u" Be cash generative at a $50 per barrel Brent oil price post-2020 Product1on Brought North Malay Basin online safely, on time and under budget; maintained strong production in Bakken Capital and Exploratory Spend Managed down capital while still delivering key milestone projects and achieving exploration success Cash Return on Capital Employed Net cash provided by operating activities increased 19% compared to 2016 Environment, Health & Safety Bolstered asset integrity, reduced Severe Environment Incident Rate by 38% and achieved lowest Total Recordable Incident Rate in a decade Exploration Resource Addition s 5 successful wells on the Stabroek Block in Guyana nearly tripled gross recoverable resources compared to year-end 2016 Controllable Operated Cash Costs Reduced cash operating costs by approximately $1.30 per barrel

	Environment, Health and Safety	Production	Exploration Resource Additions	Capital and Exploratory Spend	Controllable Operated Cash Costs	Returns + Cash Flow
Invest in high return, low cost opportunities	We believe that EHS practices create value for our stockholders and help position us to continuously improve business performance
Build focused and balanced portfolio – robust at low prices
Maintain financial strength and manage for risk
Grow free cash flow in disciplined, reliable manner
Prioritize return of capital to stockholders

22	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Summary of Hess’ 2018 Executive Compensation Program

Compensation Philosophy

Competitive Pay Levels. Generally, we target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median.

Individual Performance Rewarded. Sustained performance may be recognized in individual pay components, and pay will vary above or below target based primarily on enterprise and, to a lesser degree, individual performance outcomes.

Balanced Focus on Controllable Outcomes and Value Creation. In our industry, the macroeconomic environment and oil prices have a significant impact on our financial results and stock price performance. As a result, our Annual Incentive Plan (“AIP”) is designed to focus on management’s day-to-day efforts on outcomes largely within its control, with a strong emphasis on formulaic, metrics-driven enterprise results. Our long-term incentive (“LTI”) plan focuses on longer term objectives and aligns management with stockholder interests.

Long-term Orientation. LTI are delivered using different types of awards to balance both absolute stock price performance and stock price performance relative to peers, over varying time horizons, and retention considerations.

Stockholder Alignment. Mix of long-term awards is heavily performance-contingent (80% to 100%), based on grant date target value, aligning management with the long-term stockholder experience.

Compensation Element	2018 Result
Base salary • Fixed rate of pay	Base salaries for our NEOs held flat for 2018
AIP	Enterprise result was 157.8% of target
• Payout from 0%-200% of target • Payout based on enterprise performance factor (0%-175% of target) and individual performance	• No adjustments for individual performance with the exception of one NEO as described on pages 28 to 32

LTI

•  60% Performance Share Units (“PSUs”); payout from 0%-200% of target is at-risk based on three-year relative TSR performance compared to peers

•  20% Stock Options (40% for CEO); stock price must appreciate for any value to be realized

•  20% Restricted Stock (0% for CEO); vesting occurs ratably over three years

Reduced CEO’s target 2018 LTI award by 21% from $9.5m to $7.5m; other NEOs received target-level LTI awards

•  Payout of PSUs for the 2016-18 performance period was 75% of target, given our relative TSR performance

Pay Mix. The majority of NEO compensation is variable and performance-based. For our CEO and other NEOs, approximately 87% and 80%, respectively, on average, of 2018 target total direct compensation was variable. Variable pay directly ties each NEO’s pay to company performance outcomes, including financial results, operational results, strategic initiatives, and stock price performance. Mr. Hess’ long-term incentive mix consists of a combination of PSUs and stock options, making 100% of his long-term incentive compensation performance-contingent and further aligning Mr. Hess’ total compensation to the company’s long-term performance.

2019 PROXY STATEMENT	23

Executive Compensation + Compensation Discussion and Analysis

Pay vs. Performance Alignment - Realizable Compensation. A comparison of realizable pay to target pay, based on the grant date opportunity, and TSR illustrates how performance outcomes have impacted pay over time. The graph below shows the average realizable pay of the CEO for each of the three-year periods ending December 31, 2016, 2017 and 2018 and the correlation with the indexed TSR of Hess common stock. As shown below, realizable CEO compensation is sensitive to TSR, thereby illustrating meaningful alignment with stockholder interests. The slight increase in realizable pay for 2016-2018 despite the drop in stock price is due primarily to the strong relative performance of the 2018 PSUs at year-end 2018 (second among all our peers) and the above target 2018 annual incentive payment due to exceptional operational performance.

(1)

Grant date opportunity reflects the average of salary, target cash bonus, and grant date fair market value of equity awards, as reported in the Grants of Plan-Based Awards table on page 38, for each respective year. Mr. Hess has not received restricted stock since 2015.

(2)

Realizable pay reflects the average of salary, actual cash bonus, and the intrinsic value of stock options, the market value of restricted stock, and the market value of PSUs (tracking actual performance), in each case awarded in each of these three-year periods. Stock options, restricted stock, and PSUs are valued at year end 2016, 2017 and 2018 closing prices of common stock.

(3)

For more information on total compensation as calculated under SEC rules, see the notes accompanying the Summary Compensation Table on page 37. The amounts reported as realizable compensation differs substantially from the amounts reported as total compensation in the Summary Compensation Table and is not a substitute for those amounts.

24	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Proactive Stockholder Engagement

At our 2018 annual meeting of stockholders, over 95% of shares present and entitled to vote supported Hess’ executive compensation program, consistent with stockholder support since 2014. In addition, we regularly engage with stockholders to ensure we fully understand the factors they consider to be the most important when evaluating our executive compensation program. During 2018, our CEO and other members of senior management, at times accompanied by our independent chairman, conducted a broad outreach effort to investors representing, in the aggregate, approximately 70% of our outstanding shares and held a successful investor day with over 450 participants, attending in person or via live webcast. The purpose of our stockholder engagement program is to discuss and solicit stockholder views on our strategy, business plan, corporate governance and other matters of concern, including executive compensation.

Over the last several years, the committee implemented a number of changes to our compensation program based on feedback we received and to align with the low oil price environment, our portfolio changes and our stockholders’ interests:

2014 • Increased performance- contingent component of NEOs’ LTI awards from 50% to 80%; • Added cash return on capital employed as an AIP performance metric	2015 • Eliminated restricted stock from CEO’s LTI mix, making 100% of CEO LTI performance- contingent	2016 • Applied negative discretion on AIP payouts of 26%; • Reduced grant date values of LTI awards for NEOs by 15% from 2015 levels	2017 • Reduced the size of CEO’s LTI grant by 10% from target	2018 • Reduced CEO LTI target award by $2 million (-21%); • Added EBITDAX as an AIP performance metric

Compensation Program Key Practices Promote Alignment with Stockholder Interests

Key executive compensation practices are summarized below. We believe these practices promote close alignment with the interests of our stockholders.

What We Do

✓	Directly link pay to performance outcomes, operational results and stockholder returns

✓	Engage in ongoing dialogue with stockholders to incorporate feedback into our compensation programs

✓	Target total direct compensation (base salary / annual incentive / long-term incentives) within a competitive range of market median

✓	Use a structured approach to CEO performance evaluation and related compensation decisions

✓	Maintain a cap on CEO incentive compensation payments

✓	Emphasize a culture of safety (a weighted metric in the bonus program for all employees)

✓	Maintain stock ownership guidelines for senior executives

✓	Annual CEO performance evaluation led by the board

✓	Design compensation plans with provisions to mitigate undue risk

✓	Double-trigger change-in-control severance benefits

✓	Maintain a compensation clawback policy, which includes recoupment and forfeiture provisions

✓	Have an anti-hedging policy and an anti-pledging policy for all executives

✓	Employ best-practice share counting and review share utilization annually

✓	Provide de minimis perquisites for executives

✓	Offer executives the same health and welfare benefit and savings plans as other salaried employees

✓	Devote significant time to management succession and leadership development efforts

✓	Retain an independent compensation consultant to advise the committee

What We Don’t Do

No employment contracts for NEOs

No payment of dividends or dividend equivalents on unearned restricted stock or PSUs

No excise tax gross-ups in new change-in-control agreements since 2010

No re-pricing of underwater stock options without stockholder approval

No excessive severance or change-in-control benefits

2019 PROXY STATEMENT	25

Executive Compensation + Compensation Discussion and Analysis

Compensation Objective and Philosophy

Compensation Objective. The objective of our executive compensation program is to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. The principal elements of an executive’s total compensation consist of base salary, annual incentive, and long-term incentives.

We are focused on building long-term value in an industry where investments require significant capital and generally take several years before showing returns. The board believes that the compensation program should set short-term targets that lead to long-term success and long-term targets based on total shareholder returns, which we believe to be the most effective measure of long-term value creation currently available.

We also review other elements of compensation, including retirement benefits, health and welfare plans and other benefits offered to employees generally in order to evaluate the entire compensation package offered to executives.

Compensation Philosophy. Our compensation program is designed to provide competitive pay to executives, reward for individual and company performance, and maintain a long-term orientation that aligns with stockholder interests. The annual incentive plan emphasizes formulaic, metrics-driven enterprise results with a focus on measures largely within management’s control that reflect the core operating functions throughout the business cycle. The long-term incentives balance absolute stock price performance and stock price performance relative to peers, and is designed to support our long-term business strategy, serve as a retention tool and align employees with stockholder interests.

Generally, we target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Sustained performance may be recognized in individual pay components, and pay will vary above or below target based primarily on actual enterprise performance and, to a lesser degree, individual performance. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the groups or functions they oversee, the performance of those groups or functions, and individual performance. The committee also considers market conditions in our industry when making compensation decisions.

2018 Total Direct Compensation

We structure NEO total direct compensation so that the majority is delivered in the form of long-term incentive awards in order to provide incentives to work toward growth of long-term profitability that will enhance stockholder returns. We also structure NEOs’ cash compensation so that a significant portion is at risk under the company’s annual incentive plan, payable primarily based on enterprise results, and to a lesser degree individual performance. We further detail each component of total direct compensation below.

Base Salary. We review base salaries annually, but we do not necessarily make adjustments to NEO salaries each year. In determining base salary levels for NEOs, the committee considers the following qualitative and quantitative factors: job level and responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity and our objective of paying competitive total direct compensation if performance is met.

From time to time base salaries may be adjusted other than as a result of an annual review in order to address competitive pressures or in connection with a promotion. We have held salaries flat for our NEOs in 2018.

26	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

	Salary
Name	2018	2017	% Increase 2017-2018
Hess, John B. CEO	$1,500,000	$1,500,000	0.0%
Hill, Gregory P. COO & President of E&P	$1,100,000	$1,100,000	0.0%
Goodell, Timothy B. SVP, General Counsel & Corporate Secretary	$750,000	$750,000	0.0%
Rielly, John P SVP & Chief Financial Officer	$775,000	$775,000	0.0%
Turner, Michael R. SVP, Global Production	$625,000	$625,000	0.0%

Annual Incentive Plan. We establish an annual incentive target for each executive officer based upon his or her position within the company, corresponding responsibilities and competitive annual incentive opportunity for similar positions in other companies in our industry. Payouts are in cash and may range from 0% to 200% of the target annual incentive opportunity based on actual enterprise and individual performance outcomes. Annual incentive target percentages for our NEOs and other senior executives have generally been held flat over the last two years.

	2018 Annual Incentive Plan Opportunity ($)
Name	Minimum (0% of target)	Target (100% of target)	Maximum (200% of target)
Hess, John B. CEO	$0	$2,250,000 (150% of salary)	$4,500,000
Hill, Gregory P. COO & President of E&P	$0	$1,430,000 (130% of salary)	$2,860,000
Goodell, Timothy B. SVP, General Counsel & Corporate Secretary	$0	$700,000 (93% of salary)	$1,400,000
Rielly, John P. SVP & Chief Financial Officer	$0	$700,000 (90% of salary)	$1,400,000
Turner, Michael R. SVP, Global Production	$0	$375,000 (60% of salary)	$ 750,000

2018 AIP Design. Our annual incentive program is designed to motivate and reward executives for achieving the key business objectives that drive Hess’ long-term value creation. In our industry, the macroeconomic environment and oil prices have a significant impact on our financial results and stock price performance. As a result, our AIP is designed to focus management’s day-to-day efforts on outcomes largely within its control. The AIP payout for executive officers is primarily determined based on enterprise performance results that align with the company’s business strategy.

In 2018, we added EBITDAX (Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses) as an additional metric to help drive the company’s financial performance and to improve profitability. The Board listened to stockholder input and determined that this metric helps emphasize the importance of making sound strategic decisions to become profitable, even in a volatile market.

2018 Enterprise Metrics	Weighting
Environment, Health & Safety (4 measures)	20%
Production	20%
Capital and Exploratory Spend	15%
Controllable Operated Cash Costs	15%
Returns and Cash Flow (2 measures)	15%
Exploration Resource Additions	15%
Total	100%

2019 PROXY STATEMENT	27

Executive Compensation + Compensation Discussion and Analysis

Payouts under the AIP depend on enterprise performance results, and payouts can range from 0% to 175% of target. An individual performance multiplier can reduce the annual incentive payout down to zero or increase it by up to 25% of target based on actual individual performance results measured against pre-defined individual performance goals. There will be no payout associated with an enterprise metric if the threshold level for the metric is not achieved. The payout is capped at 200% of the target award.

The enterprise performance metrics are selected each year to reflect the core operating functions of our management team through the business cycle, and are approved by the committee. The metrics provide a balance of annual and long-term objectives for the business, as described below:

•

Environment, Health and Safety: Direct inclusion in our AIP underscores the importance of sustainability, health and safety and its integration into our strategy and operations. In 2018, we had two new leading EHS metrics, integrity critical maintenance and leadership site visits and safety observations.

•	Production and Operated Cash Costs tie to our annual financial results. The management team is incentivized to meet or exceed production goals but not at the expense of profitability or safety.

•

Capital Spend, Exploration Resource Additions, and Returns and Cash Flow primarily tie to our future results. In the offshore industry, it takes several years from the exploration of a resource to the generation of revenue. The board believes combining incentives for growing the resource base while also requiring adherence to a set capital budget with an emphasis on returns and cash flow, properly incentivizes management to grow our resource base without over-spending to achieve a short-term target. In 2018, based on stockholder feedback we added EBITDAX as an additional metric to help drive the company’s financial performance, to improve profitability and cash flow, and to emphasize the importance of strategic decisions to become profitable in a volatile market.

ILLUSTRATION OF 2018 AIP DESIGN

Target Cash Incentive Opportunity ($)	X	Enterprise Performance Payout Range: 0%-175% of target	X	Individual Performance Modifier (0% - 114%)	=	Actual Cash Incentive Award ($)

Actual Cash Incentive Awards. The following table shows actual performance as a percent of target based on the 2018 results for each component of the AIP, and the actual cash incentive award for each NEO. The following discussion explains how the payouts for each component were determined. No individual performance adjustments were made for any NEOs, except for Mr. Turner, who received a positive individual adjustment in recognition of his leadership in producing extraordinary operational success for the year.

Name	2018 Target Cash Incentive Opportunity	X 2018 Enterprise Performance as % of Target	X 2018 Individual Performance Modifier	=	2018 Actual Cash Incentive Award
Hess, John B. CEO	$2,250,000	157.8%	100%		$3,550,500
Hill, Gregory P. COO & President of E&P	$1,430,000	157.8%	100%		$2,256,500
Goodell, Timothy B. SVP, General Counsel & Corporate Secretary	$700,000	157.8%	100%		$1,104,600
Rielly, John P. SVP & Chief Financial Officer	$700,000	157.8%	100%		$1,104,600
Turner, Michael R. SVP, Global Production	$375,000	157.8%	110%		$650,900

28	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Rigorous Target Setting for Enterprise Performance Metrics. The committee follows a rigorous target setting process each year to ensure the AIP includes challenging targets for executives. The enterprise metrics are selected each year to reflect the core operating functions of our management team through the business cycle.

The transformation of our portfolio over the last several years, and more recently our significant divestments, are considered among other factors when setting targets. Given the evolution of our portfolio, including multiple divestitures over the last several years, comparing changes in target levels on a year-over-year basis is not representative of the level of difficulty in achieving these targets. The committee relied on a thorough process and believes that targets for 2018 were set with sufficient rigor to create the proper incentives for the executive team for each of the enterprise performance metrics. As an example, we used our public production guidance as the threshold performance level for the production metric. If the company did not meet guidance on production, that portion of the AIP would have resulted in a $0 payout.

2018 Enterprise Performance Metrics. The following table details our 2018 goals for enterprise performance metrics and actual results.

2018 Metric	Rationale for Use	2018 Threshold /Target/ Maximum	2018 Result	Metric Payout
Environment, Health & Safety (4 measures)(1)	• Protects employees, contractors, communities, reputation and ensures safe operations	Varies by measure(1)		174%
Production(2)	• Aligned to growth • Primary output of E&P investments	245 / 250 / 255 (MBOED)	257	175%
Capital and Exploratory Spend(3)	• Aligned to sustainability and profitability	2,196 / 2,096 / 1,996 ($MM)	2,069	120%
Controllable Operated Cash Costs	• Management of expenses to maximize cash margin • Controllable component of cash margin	1,136 / 1,082 / 1,028 ($MM)	1,056	136%
Returns and Cash Flow	• Measure company’s use of capital (CROCE)	6.5 / 9.4 / 12.2 (%)	11.5	157%
(2 measures, CROCE & EBITDAX)	• Measure ability to generate cash from operations (EBITDAX)	2,075 / 2,700 / 3,325 ($MM)	3,165	156%
Exploration Resource Additions(4)	• Aligned to sustainability • Aligned to growth	80 / 100 / 123 (%)	Maximum	175%
(1) Includes 4 measures (equally weighted): SAP Integrity Critical Maintenance Compliance, Leadership Site Visits & Safety Observations, Severe Safety Incident Rate, and Severe Environment Incident Rate. (2) Excludes Libya. (3) Excludes Midstream. (4) Target performance goal reflects risked, net entitlement volumes for wells drilled in 2018. Performance above target required exceptional results and caused a payout above target.			Total:	157.8%

2018 Enterprise Performance. EHS remains a core focus of management and the company delivered significantly ahead of expectations on all four measures. We reduced our Severe Safety Incident and Severe Environmental Incident rates by over 40% compared to 2017, and exceeded targets on integrity critical equipment maintenance, leadership site visits and safety observations.

In 2017, we completed the sale of assets with average production of approximately 60,000 barrels of oil equivalent per day. These divestments were incorporated into the 2018 target. Further, to place greater emphasis on production delivery, the threshold for payout on the Production metric was raised, and set to our internal budget and the mid-point of our public guidance range. The target and maximum payout levels were set above our budget and the top end of guidance. Our 2018 production performance exceeded the maximum target due to strong overall portfolio performance and reflects a 10% pro-forma increase in production compared to 2017. We achieved this notwithstanding the sale of our Utica assets during 2018.

The Exploration Resource Addition metric far exceeded the target goal and paid out at the maximum level, driven by our exploration success in Guyana, where we drilled five successful exploration wells in 2018 and increased estimated gross discovered recoverable resources by over 50% compared to year-end 2017.

2019 PROXY STATEMENT	29

Executive Compensation + Compensation Discussion and Analysis

We controlled costs and delivered on our strategic priorities safely and under budget. We successfully managed our Capital and Exploratory Spend, despite additional activity at our growth assets in the Bakken and Guyana, and paid out at above target level. Our disciplined approach to improving operational efficiencies also drove Controllable Operated Cash Costs below budget for an above target pay-out level.

This year we added a new metric, EBITDAX, increasing the weighting tied to Returns and Cash Flow from 10% to 15%. Cash Return on Capital Employed and EBITDAX significantly exceeded target, due to strong production performance across the portfolio, increasing commodity prices and the efficient use of capital to generate shareholder value.

The committee maintains discretion to reduce the AIP payouts below achievement levels, but believes that management performed exceptionally well in 2018 which will result in long-term value for the Company and that therefore, a payout in-line with the formulaic, metrics-driven AIP determination was appropriate. The strong AIP payout is balanced out by the 75% of target payout for the PSUs over the three-year period from 2016 to 2018.

Assessment of Individual Performance. We assess individual performance based on goals set at the beginning of each year, specific to each NEO. Following year-end, achievement of these pre-defined performance goals is assessed. The CEO conducts performance reviews for his direct reporting NEOs and makes compensation recommendations to the committee based on these reviews, with the committee making the final award determination. The cumulative assessment against these objectives for each NEO determines the modifier used (if any) to influence the final payout of their annual incentive award. The target LTI value for any NEO can be adjusted down to zero or increased by up to 25%, given the result of each individual performance assessment. This review can also influence the grant date dollar value of LTI compensation and base salary adjustments for the subsequent year.

The committee chairperson and chairman of the board facilitate a process with the full board of directors to review the CEO self-assessment of prior year performance and discuss specific feedback on that performance against pre-established operational, financial and organizational performance objectives. Upon review of this collective feedback, the committee makes CEO award determinations for base salary increases, annual incentive awards and long-term incentive award dollar values. Other considerations by the committee in the compensation determinations include external market reference points and overall enterprise and share price performance.

In March 2018, the committee approved the individual performance objectives for our CEO and other NEOs. None of the objectives had specific weighting. Each objective is intended to be used together with other information the committee determines relevant to develop a holistic evaluation of individual performance. In the first quarter of 2019, the committee evaluated 2018 performance for each NEO against the approved performance objectives and in light of external market trends and enterprise performance. For Mr. Hess, the committee conducted the process described above, reviewed and considered his 2018 performance self-assessment, collectively discussed feedback on the performance objectives outlined below and concluded that his 2018 performance met or exceeded expectations.

Performance vs. Goals for our Chief Executive Officer

Strategic Initiatives

•  Completed five successful exploration wells on the Stabroek Block, offshore Guyana, bringing total discoveries on the block to 10 at year-end 2018

•  Increased the gross discovered recoverable resource estimate for the Stabroek Block by more than 50% compared to year-end 2017. The collective discoveries on the Stabroek Block have established the potential for at least five FPSOs producing over 750,000 gross barrels of oil per day by 2025

•  Progressed construction of Liza Phase 1 development project, which is currently on schedule and expected to be under budget by approximately $700 million (gross)

•  Completed a study of our Bakken operations that validated the transition to plug and perf completions and is expected to increase net present value of our Bakken assets by more than $1 billion and enable the Bakken to generate significant free cash flow post 2020

•  Announced sales of non-core assets for $725 million

•  Completed $1.5 billion stock repurchase program and reduced debt by $500 million

•  Completed organizational restructuring which resulted in more than $150 million in annual cost savings

30	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Performance vs. Goals for our Chief Executive Officer (Cont’d)

Annual Operations and Financial Goals

•  Met or exceeded all targets for annual and quarterly corporate production, costs, cash flow and capital and exploratory expenditures

•  Significantly exceeded reserve replacement and exploration resource addition goals

•  Bakken production met guidance and we successfully and safely added a fifth and sixth drilling rig during the year

Environment, Health, Safety & Sustainability

•  Environment, Health and Safety results generally exceeded expectations with our Severe Safety and Environmental Incident rates achieving historical low rates; Total Recordable Incident rate was above target, but still benchmarks in 1st Quartile versus peer operators based on 2017 benchmark data

•  Published our 21st annual Sustainability Report and Hess’ sustainability practices continue to be recognized by third party organizations; Hess earned leadership status in CDP’s 2018 Global Climate Analysis, the only U.S. oil and gas producer to do so and was included in Corporate Responsibility Magazine’s 100 Best Corporate Citizens for the 11th consecutive year

Corporate Reputation and Relationship Building

•  Maintained robust dialogue with investors, including conducting a successful investor day and participated in meetings with approximately 150 institutional investors

•  Continued meaningful engagement with employees through town halls, leadership dialogues and focus groups

•  Advanced Hess’ interests as a spokesperson for the industry, including speaking at CERAWeek, U.S. Energy Information Administration Energy Forecasting Forum and at NYU’s School of Law ESG conference and conducted numerous interviews with trade media about industry challenges

•  Maintained strong relationships with key industry CEOs and government officials on corporate and industry issues

Messrs. Hill, Goodell, Rielly and Turner contributed to the positive outcomes listed above. In addition, specific to each individual, the committee considered, among other things, the items listed below, as well as input from the CEO and other members of the board of directors.

Mr. Hill managed the delivery of key commitments to organizational changes, including strategic portfolio reviews, asset sales and enterprise cost reductions. He was instrumental in achieving the exploration success in Guyana and delivering production, costs and capital and exploratory expenditures that met or exceeded assigned targets. He continued to improve our severe safety and environmental incident rates, participated in our successful investor day presentation and represented the company at various investor and industry conferences.

Mr. Goodell delivered key business targets as set forth in his performance goals. He negotiated announced asset sales and continues to be instrumental in our sustainability practices. Mr. Goodell is responsible for our legal strategy regarding global compliance, governance and litigation matters. Mr. Goodell also oversees our external affairs activities, and plays a critical role in the company’s award-winning inclusion and diversity program.

Mr. Rielly delivered key business targets as set forth in his performance goals. He played a critical role in the investor day preparation and presentation, completing the share repurchase and debt reduction programs and ensuring long-term financial prudence in regard to risk, balance sheet strength and key relationships with capital markets participants. He provided fiscal discipline associated with our cost reduction program, which had a significant impact on operational and financial efficiencies. Mr. Rielly also represented the company at various investor and industry conferences.

Mr. Turner delivered key business targets as set forth in his performance goals. He delivered overall production that exceeded our target and the top end of our public guidance range and stewarded the achievement of the company’s second-best safety performance and first-quartile environmental performance. Mr. Turner was instrumental in the successful completion of the Bakken study that validated our transition to plug and perf completions, increasing the net present value of our Bakken assets. He also played a key role in delivering cash costs and capital expenditures below budget and participated in our successful investor day presentation.

After reviewing the 2018 pre-defined individual performance goals in light of the overall enterprise financial performance, the committee made no individual adjustment to annual incentive payments for any of the NEOs, other than to Mr. Turner, as described above.

2019 PROXY STATEMENT	31

Executive Compensation + Compensation Discussion and Analysis

LTI Program Structure. Long-term incentive compensation is an important tool to drive behavior that supports our long-term business strategy. LTI compensation is also an important retention tool and aligns employee interests with stockholder interests. As a result, LTI compensation represents the largest portion of each executive officer’s target total direct compensation package. When determining the appropriate mix of LTI awards, the committee considers the typical time horizons of investment decisions for Hess’ business and industry, the current commodity price environment, the current performance metric for PSUs and market practice. For 2018, the committee determined to maintain the long-term incentive mix for Mr. Hess, which links 100% of his target LTI compensation to performance. As a result, 60% of Mr. Hess’ target LTI award was in the form of PSUs and 40% in the form of stock options. The committee also maintained the LTI mix for the company’s other NEOs for 2018. For such NEOs, 80% of the target LTI compensation was performance-contingent, with 60% in the form of PSUs, 20% in the form of stock options and the remaining 20% in the form of restricted stock.

Payout of PSUs is contingent upon the company’s TSR compared with that of our peer companies, identified on page 33, over a three-year period. In addition, our TSR must be positive during the three-year performance period for payout to exceed target, even if the company outperforms peers. Use of stock options, which remain exercisable for ten years, is supported by the company’s capital intensive industry, where the time horizon for investment decisions often extends over many years. Stock options, which only provide value upon absolute stock price appreciation, also reinforce a balance between relative and absolute stock price performance goals, given that the PSU payout is primarily based on relative TSR. Use of restricted stock promotes retention and aligns long-term interests of employees and stockholders.

2018 Grant Levels. After a review of market reference pay levels and considering the actions taken to streamline the company through the sale of certain assets and cost reductions, the committee determined to reset our CEO’s target LTI award beginning in 2018, reducing it by 21% from $9.5 million to $7.5 million. Based on the board’s assessment of our CEO’s performance versus his key performance initiatives, which met or exceeded expectations, the committee awarded him an LTI award in 2018 at target of $7.5 million. The committee approved grants at target for the other NEOs.

Timing of LTI Awards. In general, awards of restricted stock, stock options and PSUs to the NEOs are made in early March after our financial statements have been audited by our independent public accountants. However, the committee retains discretion to vary the timing of awards as it deems appropriate.

Terms of LTI Awards. Restricted stock awards and stock options vest ratably over a three-year period from the date of grant and stock options remain exercisable until ten years after the date of grant. PSUs, if earned, vest after the three-year performance period. We believe these vesting periods are appropriate and are generally consistent with market practice. Generally, all our awards are subject to continued employment.

Shares of restricted stock are entitled to dividend equivalents if and when paid on shares of common stock. Dividends accrued on shares of restricted stock are paid upon vesting. To the extent earned, performance share units will be paid in shares of common stock which will vest and be issued following the end of the performance period. Dividend equivalents for PSUs will only be paid out on earned PSUs, after the performance period.

32	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Value of LTI Awards. We aim to provide long-term incentive awards such that together with total cash compensation, target total direct compensation is within a competitive range of market median. Compensation is intended to vary based on company and individual performance outcomes. The committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and sustained performance. In making awards to any individual, the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock, stock option or performance share unit awards.

The chart below reflects the payout matrix for the 2018 PSU awards. In defining the PSU payout schedule, the following guiding principles were used: for maximum payout, performance must be approximately top 15% versus our peers; for target payout, performance must exceed median; for threshold payout, approximately 25th percentile must be achieved and no payout is earned for performance below 25th percentile. In addition, as described above, the payout can only exceed target if our TSR during the performance measurement period is positive, regardless of relative positioning versus peers.

(1)	Includes Hess Corporation

2016 PSU Award Payout. The committee certified performance results with respect to the 2016 to 2018 performance period in February 2019 and determined that 75% of PSUs were earned with respect to the 2016 award to be paid out in 2019, illustrating close alignment with the company’s stock performance relative to peers.

Peer Group

The committee engages with our compensation consultant annually to identify a peer group that is an appropriate comparative group from a compensation and performance perspective. To make this determination, the committee focuses solely on domestic exploration and production companies and looks at factors including revenue, market capitalization, total assets, production, and whether the company lists Hess as a peer. Our peer group has evolved over the years as we have changed, but the peer group this year consists of the same 12 companies as last year.

2018 Peer Group – 12 Companies
Anadarko Petroleum Corporation	Continental Resources, Inc.	Murphy Oil Corporation
Apache Corporation	Devon Energy Corporation	Noble Energy, Inc.
Chesapeake Energy Corporation	EOG Resources, Inc.	Occidental Petroleum Corporation
ConocoPhillips	Marathon Oil Corporation	Pioneer Natural Resources Co.

As discussed above, we generally target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Overall, our review found that target total direct compensation of our NEOs was aligned with our executive compensation philosophy.

2019 PROXY STATEMENT	33

Executive Compensation + Compensation Discussion and Analysis

Process for Determining Compensation and Role of Compensation Consultants

The committee has exclusive authority for approving the compensation of the CEO and the other NEOs. Human resources management, acting under the supervision of the CEO, develops compensation recommendations for all officers and employees, including the NEOs, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A.

To assist in its review of the compensation recommendations, the committee directly engaged the firm Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy reported exclusively to the committee, which has sole authority to engage, dismiss and approve the terms of engagement of its consultant. During 2018, Semler Brossy did not provide any additional services to the company. The committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules, and concluded that no conflict of interest concerns exist.

The compensation consultant’s principal responsibility is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. The CEO meets with the committee and the compensation consultant to discuss performance objectives and review compensation recommendations for executive officers directly reporting to him, including the other NEOs. Thereafter, the committee meets privately with the independent compensation consultant to review the compensation recommendations. Final decisions on compensation for the NEOs are made solely by the committee.

Additional Information

Other Benefits. We have adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. Our objective is that the value of these benefits be competitive with what is offered by companies in our peer group. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 50% of pre-tax or after-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to approximately 6% of pre-tax salary for each participant, which are invested at the discretion of the participant.

Pension Benefits. As explained elsewhere in this proxy statement, all of our employees hired prior to January 1, 2017 are eligible for both a qualified defined benefit pension plan and a non-qualified supplemental plan (the restoration plan referred to in the Pension Benefits table) that provides only the benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code (the “Code”). On January 1, 2017, we closed the existing final average pay formula pension plan to new employees, and introduced a cash balance pension plan for new hires which has a restoration component. Employees are eligible to participate in our pension plans after one year of service and vest in the final average pay retirement benefit after five years of service. The vesting requirement for the cash balance plan is three years. All of our NEOs are participants in the final average pay formula pension plan. While benefits from the qualified final average pay formula pension plan are payable as monthly annuities beginning at retirement, benefits from the restoration plan are payable in a single lump sum at first retirement eligibility, but no earlier than six months following termination of employment. The value of the lump sum payment is determined by the benefit formula and various assumptions, including the interest rate which is used to determine the equivalent present value of the amount that would be payable monthly if the restoration plan paid annuities. Benefits from the cash balance pension plan are payable as a lump sum or annuity, per the employee’s election.

Prior to 2010, the committee granted additional years of credited service under our pension restoration plan to Messrs. Hill and Rielly as part of the compensation packages necessary to recruit them. In 2009, the committee gave Mr. Hill credit for ten years of service with his prior employer, upon completion of five years of service with the company. Mr. Hill worked for over 25 years with Royal Dutch Shell plc and its affiliates, most recently in senior executive positions. This agreement was intended to compensate Mr. Hill for the difference between the pension benefits he would have received from his prior employer had he retired from his prior employment at age 60 and the pension benefits he would have received, absent such credited service, under the company’s pension plans for his retirement at the same age. The additional years of service for Mr. Rielly are equal to his service with his prior employer, and his supplemental benefits are offset by his pension benefits from his prior employer. Mr. Rielly had more than 16 years of experience with Ernst & Young LLP. He had a successful career at his prior employer and would have continued to accrue years of service under the pension plan of his prior employer. Again, the committee

34	2019 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

believed that an award of credited service was necessary to compensate this executive for the loss of pension benefits and to induce him to join the company. In addition, Mr. Turner was granted an additional $1,850,000 lump sum in the pension restoration plan conditional on his reaching age 60 at retirement. This agreement was intended to compensate Mr. Turner for the difference in pension benefits at retirement under the plans of his prior employer, Royal Dutch Shell, and the company’s plans. In the event that the company initiates a termination of employment (other than for cause) prior to that time, a prorated portion of the payment would be due.

Perquisites. The company did not provide perquisites or personal benefits valued at $10,000 or more to any of our NEOs in 2018. While we offer a very limited amount of perquisites and other personal benefits to our NEOs, perquisites are not a material part of our compensation program. The committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs.

Management Stock Ownership Guidelines. In order to further align the interests of senior management and stockholders, we maintain stock ownership guidelines for corporate officers. The guidelines provide that each corporate officer should attain a specified level of ownership of shares of the company’s common stock equal in value to a multiple of the their base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her role.

Role	Requirement (multiple of base salary)
Chief Executive Officer	6x
Chief Operating Officer	4x
Senior Vice Presidents	3x
Vice Presidents	1x

Our NEOs maintain significant ownership in Hess stock. Mr. Hess, our CEO, beneficially owns approximately 11.6% of our outstanding shares, and among the other NEOs, on average, ownership exceeds eight times base salary. This reflects significant alignment of interests between our NEOs and our stockholders. Currently, shares owned outright by an executive, restricted stock and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options and unvested performance share units are not counted.

Anti-hedging and Anti-pledging Policies. We do not permit directors or executive officers to trade in equity derivative instruments in order to hedge the economic risks of holding the company’s stock. The purpose of these policies is to align the interests, including the economic risk of ownership, of directors, management and stockholders. In addition, we do not permit our executives to pledge shares of company stock in which they have a financial interest.

Recoupment (“Clawback”) Policy. In the event that the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under U.S. securities laws, the company has the right to recover from any current or former executive officer (not only NEOs) of the company who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which the company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The committee has full authority and discretion to administer this policy and all determinations of the committee are final and binding. This policy operates in addition to any compensation recoupment provided for by law or by the company’s long-term incentive plans. Once final rules are effective regarding clawback requirements under the Dodd-Frank Act, the company intends to review its compensation recoupment policy and, if necessary, amend such policy to comply with the new mandates.

In addition, in the event of misconduct by an employee that results in material noncompliance with financial reporting requirements, we reserve the right to take all appropriate action to remedy the misconduct, discipline such officer or employee and prevent its recurrence, including (i) termination of employment of such officer or employee and forfeiture of outstanding equity awards, (ii) commencing an action for breach of fiduciary duty and/or (iii) seeking reimbursement of any compensation paid in excess of that which would have been paid in the absence of such noncompliance, either by legal action or by offsetting other amounts owed by the company to such officer or employee to the extent permissible.

2019 PROXY STATEMENT	35

Executive Compensation + Compensation Discussion and Analysis

Change-in-Control Agreements. As explained in greater detail elsewhere in this proxy statement, we have change-in-control agreements with certain executives, including our NEOs, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation, as well as other benefits, if (1) there is a change in control, as defined in the agreements, and (2) the executive is actually or constructively terminated within 24 months following a change in control (“double-trigger”). We believe these agreements are necessary to remain competitive with the overall compensation packages afforded by companies in our peer group. We also believe these agreements work to provide security to our executives, many of whom would have key roles in negotiating and implementing a potential change-in-control transaction, and further align their interests with the best long-term interests of stockholders. In 2010, the committee decided to eliminate “golden parachute” excise tax gross-up provisions from any such agreements entered into in the future. As a result, our change-in-control agreement with Mr. Turner, which was entered into during 2015, does not contain a tax gross up provision.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the company may deduct from our federal income tax return for any single taxable year. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The material terms of our incentive plans that were previously approved by stockholders allowed us to grant certain cash incentive compensation and LTI awards that were designed to meet the definition of performance-based compensation which qualified for the exception to the $1 million deduction limit. The Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exception described in this paragraph. Following enactment of the Tax Cuts and Jobs Act of 2017, we generally expect that compensation paid to our CEO, CFO and other applicable Covered Employees in excess of $1 million will not be deductible, subject to a transition rule for compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that is not materially modified after such date. To the extent applicable to our existing plans and previously granted awards, the company may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing plans and previously granted awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the company.

Accounting Implications. In designing our compensation and benefit programs, the committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.

Compensation Committee Report

The compensation and management development committee of the board of directors of the company has reviewed and discussed the Compensation Discussion and Analysis section with management, and based on this review and discussion, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into the 2018 annual report on Form 10-K.

Compensation Committee Members:

Risa Lavizzo-Mourey, Chair

Terrence J. Checki

Marc S. Lipschultz

David McManus

James H. Quigley

Compensation Committee Interlocks and Insider Participation

None of the current members of the compensation and management committee (whose names appear under “Compensation Committee Report”) is, or has ever been, an officer or employee of the company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or our compensation and management committee.

36	2019 PROXY STATEMENT

Executive Compensation + Summary Compensation Table

Summary Compensation Table

The following table sets forth information regarding compensation paid to or accrued for the last three fiscal years to the CEO, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compensation(1) ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($) (h)		All Other Compensation(6) ($) (i)	Total ($) (j)
Hess, John B. Chief Executive Officer	2018	1,500,000	—	4,499,996	2,999,999	3,550,500	—	(5)	21,945	12,572,440
	2017	1,500,000	—	5,985,021	2,565,005	2,693,300	1,807,034	(5)	21,546	14,571,906
	2016	1,500,000	—	5,655,989	2,423,997	2,103,800	—	(5)	21,546	11,705,332
Hill, Gregory P. Chief Operating Officer and President of E&P	2018	1,100,000	—	3,780,007	944,993	2,256,500	619,341		21,945	8,722,787
	2017	1,100,000	—	3,780,012	944,993	1,711,700	2,029,095		21,546	9,587,346
	2016	1,100,000	—	3,213,021	803,252	1,337,100	1,312,091		21,546	7,787,009
Goodell, Timothy B. Senior Vice President, General Counsel & Corporate Secretary	2018	750,000	—	1,599,987	399,994	1,104,600	251,703		21,945	4,128,229
	2017	750,000	—	1,599,999	399,997	837,900	660,228		21,546	4,269,670
	2016	750,000	—	1,359,989	340,002	654,500	477,910		21,546	3,603,947
Rielly, John P. Senior Vice President & Chief Financial Officer	2018	775,000	—	1,599,987	399,994	1,104,600	77,224		21,945	3,978,750
	2017	775,000	—	1,599,999	399,997	837,900	1,551,307		21,546	5,185,749
	2016	775,000	—	1,359,989	340,002	654,500	915,589		21,546	4,066,626
Turner, Michael R. Senior Vice President, Global Production	2018	625,000	59,100	1,239,984	309,996	591,800	301,809		21.546	3,120,135
	2017	611,538	—	1,240,026	310,006	448,900	505,742		21,546	3,137,758
	2016	575,000	—	1,849,986	212,505	322,600	362,085		21,546	3,343,722

(1)

The amounts shown in column (d) represent the discretionary component of the Annual Incentive Plan (“AIP”), reflecting individual performance, as discussed more fully under “Assessment of Individual Performance” in the Compensation Discussion and Analysis, and the amounts shown in column (g) represent the components of the AIP relating to the attainment of enterprise performance metrics, paid to the NEOs, as discussed more fully under “2018 Enterprise Performance Metrics” in the Compensation Discussion and Analysis. Mr. Turner received a positive individual adjustment of 110% to his 2018 AIP award in recognition of his leadership in producing extraordinary operational success for the year.

(2)

Represents the aggregate grant date fair value of PSUs and restricted stock computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

(3)

Represents the aggregate grant date fair value for stock options computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

(4)

In 2017, pension values increased primarily due to a decrease in the assumed discount rate which is tied directly to the 30-year Treasury rate in accordance with the PRP Plan document rules. The assumed discount rates rose in 2018, which is why the changes in pension were not as large as in 2018. As described in the Compensation Discussion and Analysis, Hess offers pension benefits to all U.S. employees consisting of the Employee’s Pension Plan (“EPP”) and the Pension Restoration Plan (“PRP”). No change has been made to either the EPP or PRP during 2018.

(5)

The Pension Value for Mr. Hess decreased by $4,266,688 and $199,196 in 2018 and 2016, respectively, primarily due to the (i) increase in the assumed discount rate used to value lump sums under the Hess Pension Restoration Plan and (ii) the fact that Mr. Hess has met the age and service requirements for unreduced early retirement benefits and remained in employment at Hess. The value of the unreduced early retirement benefits decreases with age due to the decrease in life expectancy. The effect of these decreases exceeded the value of benefits earned under the EPP and PRP in 2018 and 2016. In 2017, the assumed discount rate decreased, which is the primary reason his pension value increased that year.

(6)	Represents matching contributions by the company credited to the NEOs under the company’s employees’ savings plan.

2019 PROXY STATEMENT	37

Executive Compensation + Grants of Plan-Based Awards

Grants of Plan-Based Awards

On March 6, 2018, the committee established target bonuses and approved awards of performance shares, stock options and restricted stock to the NEOs. The following table sets forth information concerning potential payouts under the AIP and for performance share awards made under our long-term incentive plan for 2018 and individual grants of restricted stock and stock options made under our long-term incentive plan for 2018 to each of the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise Price of Option Awards ($ / Sh) (l)	Grant Date Fair Value of Stock & Option Awards(3)($) (m)
Name (a)	Award Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Hess, John B.	Performance Shares	06-Mar-18				37,720	75,440	150,880				4,499,996
	Stock Options	06-Mar-18								219,138	48.48	2,999,999
	AIP		1,125,000	2,250,000	3,937,500
Hill, Gregory P.	Performance Shares	06-Mar-18				23,764	47,527	95,054				2,834,986
	Restricted Stock	06-Mar-18							19,493			945,021
	Stock Options	06-Mar-18								69,028	48.48	944,993
	AIP		715,000	1,430,000	2,502,500
Goodell, Timothy B.	Performance Shares	06-Mar-18				10,059	20,117	40,234				1,199,979
	Restricted Stock	06-Mar-18							8,251			400,008
	Stock Options	06-Mar-18								29,218	48.48	399,994
	AIP		350,000	700,000	1,225,000
Rielly, John P.	Performance Shares	06-Mar-18				10,059	20,117	40,234				1,199,979
	Restricted Stock	06-Mar-18							8,251			400,008
	Stock Options	06-Mar-18								29,218	48.48	399,994
	AIP		350,000	700,000	1,225,000
Turner, Michael R.	Performance Shares	06-Mar-18				7,796	15,591	31,182				930,003
	Restricted Stock	06-Mar-18							6,394			309,981
	Stock Options	06-Mar-18								22,644	48.48	309,996
	AIP		187,500	375,000	656,250
(1)

The amount shown in columns (d), (e) and (f) above represent the threshold, target and maximum payouts for the components of the 2018 AIP relating to the attainment of enterprise performance metrics. “Threshold” represents the lowest payout if the threshold level of performance is achieved for every performance metric. “Maximum” represents a payout at 175% of target. The actual amounts paid for 2018 relating to these components are shown in column (g) of the Summary Compensation Table.

(2)

Relates to PSU awards issued under the Hess Corporation 2017 Long-Term Incentive Plan. Actual payout of shares earned will range from 0 to 200% of the units granted based on the relative performance of the company’s TSR over the three-year performance period ending December 31, 2020, compared with that of 12 peer companies in the company’s peer group on page 33 and payouts, if any, will occur following the three-year performance period. “Target” is the number of PSUs awarded in 2018. “Threshold” represents the lowest possible payout if a payout is made (50% of the units granted).

(3)

The grant date fair value of restricted stock awards is determined by multiplying the number of shares of stock awarded as shown in column (j) by the closing price of the company’s common stock on the date of grant. A discussion of the valuation assumptions is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. The grant date fair value of PSUs granted is determined by multiplying the number of units granted as shown in column (h) by the fair value of the award as determined by a Monte Carlo valuation model ($59.65). The grant date fair value of Stock Options granted is determined by multiplying the number of options granted by the Black-Scholes Value. A discussion of the valuation assumptions is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

Equity awards under our long-term incentive plans are discussed in the “Compensation Discussion and Analysis” under the heading “LTI Program Structure.” Non-equity incentive plan awards are discussed in the “Compensation Discussion and Analysis” under the heading “Annual Incentive Plan.”

38	2019 PROXY STATEMENT

Executive Compensation + Outstanding Equity Awards at Fiscal Year End

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the NEOs at the end of the last fiscal year.

						Stock Awards
	Option Awards					Restricted Stock			Performance Share Units
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(4) (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(8) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9) (g)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(14) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15) (i)
Hess, John B.	225,450	—		56.43	04-Feb-19				375,993	(10)	15,227,717
	208,890	—		60.07	03-Feb-20
	150,930	—		83.88	02-Feb-21
	73,885	—		80.35	04-Mar-24
	90,476	—		74.49	03-Mar-25
	142,630	71,315	(1)	44.31	01-Mar-26
	58,925	117,850	(2)	51.03	06-Mar-27
	—	219,138	(3)	48.48	06-Mar-28
Hill, Gregory P.	37,305	—		60.07	03-Feb-20	49,967	(5)	2,023,664	196,357	(11)	7,952,459
	62,145	—		83.88	02-Feb-21
	41,028	—		80.35	04-Mar-24
	45,000	—		74.49	03-Mar-25
	47,264	23,632	(1)	44.31	01-Mar-26
	21,709	43,418	(2)	51.03	06-Mar-27
	—	69,028	(3)	48.48	06-Mar-28
Goodell, Timothy B.	66,000	—		56.43	04-Feb-19	21,150	(6)	856,575	83,113	(12)	3,366,077
	49,740	—		60.07	03-Feb-20
	35,505	—		83.88	02-Feb-21
	17,385	—		80.35	04-Mar-24
	19,048	—		74.49	03-Mar-25
	20,006	10,003	(1)	44.31	01-Mar-26
	9,189	18,378	(2)	51.03	06-Mar-27
	—	29,218	(3)	48.48	06-Mar-28
Rielly, John P.	54,600	—		56.43	04-Feb-19	21,150	(6)	856,575	83,113	(12)	3,366,077
	49,740	—		60.07	03-Feb-20
	35,505	—		83.88	02-Feb-21
	17,385	—		80.35	04-Mar-24
	19,048	—		74.49	03-Mar-25
	20,006	10,003	(1)	44.31	01-Mar-26
	9,189	18,378	(2)	51.03	06-Mar-27
	—	29,218	(3)	48.48	06-Mar-28
Turner, Michael R.	25,170	—		59.17	05-Jun-19	33,803	(7)	1,369,022	61,387	(13)	2,486,174
	30,345	—		60.07	03-Feb-20
	21,660	—		83.88	02-Feb-21
	13,228	—		80.35	04-Mar-24
	14,762	—		74.49	03-Mar-25
	12,504	6,252	(1)	44.31	01-Mar-26
	7,121	14,244	(2)	51.03	06-Mar-27
	—	22,644	(3)	48.48	06-Mar-28
(1)	Options vest in equal installments annually over a three year period from the date of grant of March 1, 2016 if the NEO continues to be employed.

(2)	Options vest in equal installments annually over a three year period from the date of grant of March 6, 2017 if the NEO continues to be employed.

2019 PROXY STATEMENT	39

Executive Compensation + Outstanding Equity Awards at Fiscal Year End

(3)	Options vest in equal installments annually over a three year period from the date of grant of March 6, 2018 if the NEO continues to be employed.

(4)

Options may become exercisable earlier in full upon death, disability, normal retirement or a change in control. At the discretion of the committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability or normal or early retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited.

(5)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 30,798 in March 2019, 12,671 in March 2020, and 6,498 in March 2021.

(6)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 13,036 in March 2019, 5,363 in March 2020, and 2,751 in March 2021.

(7)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 8,952 in March 2019, 4,156 in March 2020, 18,563 in August 2020, and 2,132 in March 2021.

(8)

Shares of restricted stock may vest earlier in full upon normal retirement, death, permanent total disability or a change in control, with proportional vesting at the discretion of the committee in the case of early retirement.

(9)

The amount listed in this column represents the product of the closing market price of the company’s stock as of December 31, 2018 ($40.50) multiplied by the number of shares of stock subject to the award.

(10)

Number of shares shown in the table is based on achieving target performance goals for PSUs granted in 2016 (111,889 shares), 2017 (113,224 shares) and maximum performance goals for 2018 (150,880 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2018, December 31, 2019, and December 2020 for the 2016, 2017, and 2018 grants respectively. In February 2019, the committee certified payout of the 2016 PSUs at 75%.

(11)

Number of shares shown in the table is based on achieving target performance goals for PSUs granted in 2016 (47,671 shares), 2017 (53,632 shares), and maximum performance goals for 2018 (95,054 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2018, December 31, 2019, and December 2020 for the 2016, 2017, and 2018 grants respectively. In February 2019, the committee certified payout of the 2016 PSUs at 75%.

(12)

Number of shares shown in the table is based on achieving target performance goals for PSUs granted in 2016 (20,178 shares), 2017 (22,701 shares), and maximum performance goals for 2018 (40,234 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2018, December 31, 2019, and December 2020 for the 2016, 2017, and 2018 grants respectively. In February 2019, the committee certified payout of the 2016 PSUs at 75%.

(13)

Number of shares shown in the table is based on achieving target performance goals for PSUs granted in 2016 (12,611 shares), 2017 (17,594 shares) and maximum performance goals for 2018 (31,182 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2018, December 31, 2019, and December 2020 for the 2016, 2017, and 2018 grants respectively. In February 2019, the committee certified payout of the 2016 PSUs at 75%.

(14)	PSUs may vest earlier upon termination or a change in control as described under “Potential Payments upon Termination or Change in Control” beginning on page 43.

(15)

Value of PSUs reflects target performance level for PSUs granted in 2016 and 2017 and maximum performance level for PSUs granted in 2018 based on the closing price of $40.50 on December 31, 2018 as required by the SEC disclosure requirements. Performance attained as of December 31, 2018 was below target for PSUs granted in 2016, at Target for PSUs in 2017, and at maximum for PSUs in 2018. Actual payments at vesting of the PSU grants could be different based on final performance results. The performance period for the 2016 grants concluded on December 31, 2018, but the award remained unearned and unvested, subject to the committee’s certification of performance results. In February 2019, the committee certified payout on the 2016 PSUs at 75%.

40	2019 PROXY STATEMENT

Executive Compensation + Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table sets forth information as to the NEOs regarding the exercise of stock options and the vesting of restricted stock and performance share units under the incentive plan during the last fiscal year:

			Stock Awards
	Option Awards		Restricted Stock		Performance Share Units
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)	Number of Shares Acquired on Vesting (#) (f)	Value Realized on Vesting ($) (g)(2)
Hess, John B	—	—	25,507	1,190,667	46,856	2,153,502
Hill, Gregory P	—	—	18,859	891,450	23,305	1,071,098
Goodell, Timothy B	—	—	7,983	377,350	9,865	453,395
Rielly, John P	—	—	7,983	377,350	9,865	453,395
Turner, Michael R	—	—	6,187	292,454	7,646	351,410
(1)

Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock that vested on March 3, 2018 by the closing market value price of $46.68 on March 2, 2018 (the stock market was closed on the vesting date of March 3, 2018), and multiplying the number of shares of stock that vested on March 6, 2018 by the closing market value price of $48.48 on March 6, 2018.

(2)

Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of units that vested by the payout multiple of 63% and by the closing market value of the underlying shares of $45.96 on February 6, 2018.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Hess, John B	Employees’ Pension Plan	41.58	2,153,045		—
	Restoration Plan	41.58	47,891,251		—
Hill, Gregory P	Employees’ Pension Plan	10.00	530,247		—
	Restoration Plan	20.00	12,920,019	(1)	—
Goodell, Timothy B	Employees’ Pension Plan	10.00	545,758		—
	Restoration Plan	10.00	3,572,827		—
Rielly, John P	Employees’ Pension Plan	17.75	869,712		—
	Restoration Plan	34.25	10,894,608	(2)	—
Turner, Michael R	Employees’ Pension Plan	9.58	526,206		—
	Restoration Plan	9.58	3,572,827	(3)	—
(1)	Credited years of service includes 10 years for service with prior employer. Additional years of credited service result in an increase of $6,788,255 under the restoration plan.

(2)

Credited years of service include 16.5 years for service with prior employer. Benefits shown are net amounts offset by amounts due from prior employer of $18,060 per year. Additional years of credited service result in an increase of $5,587,015 under the restoration plan.

(3)	Reflects present value of additional $1,850,000 payable under the restoration plan contingent upon continued employment until age 60.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Code, with certain modifications discussed below. On January 1, 2017, we closed the existing final average pay formula pension plan to new employees, and introduced a cash balance pension plan for new hires which has a restoration component as well. Employees participate after one year of service in the employees’ pension plans and vest in the final average pay retirement benefit after five years of service, though the vesting requirement for the cash balance plan is three years.

2019 PROXY STATEMENT	41

Executive Compensation + Pension Benefits

All of our NEOs are in the final average pay formula pension plan. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the ten years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d) and (g) of the Summary Compensation Table) paid to the participant during the ten years immediately preceding his or her retirement date.

Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has ten years of service. All of our NEOs are eligible for early retirement under the employees’ pension plan and restoration plan at December 31, 2018. The company awarded credit service for prior employment under the restoration plan for Messrs. Hill and Rielly for the reasons discussed in “Compensation Discussion and Analysis.” Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan for employees with at least 10 years of service are payable as a lump sum six months after retirement. For employees with fewer than 10 years of service, benefits are payable on the date the employee attains age 65. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 10, Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2018. Retirement benefits payable to Mr. Rielly under the restoration plan are offset by retirement benefits payable by his former employer.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change in control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company. None of our NEOs participate in the deferred compensation plan.

Employment Agreements and Termination Agreements

We have no employment agreements with our NEOs other than agreements relating to credited service discussed under “Pension Benefits” and change-in-control agreements discussed under “Potential Payments upon Termination or Change in Control” and the initial terms of employment described below for Mr. Hill.

Under the terms of employment negotiated with Mr. Hill upon joining the company in 2009, the company agreed that if the company terminates Mr. Hill’s employment without cause, he will be entitled to severance benefits equal to two times his annual base salary and target bonus for the year in which the termination occurs. The company also agreed to award credited service to Mr. Hill under the company’s pension restoration plan for the reasons described under “Compensation Discussion and Analysis,” provided Mr. Hill remains employed by the company for five years.

42	2019 PROXY STATEMENT

Executive Compensation + Potential Payments upon Termination or Change in Control

Potential Payments upon Termination or Change in Control

Termination

In the event any of the NEOs’ employment terminated at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on page 41. Retirement benefits under the employees’ pension plan are payable only in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

In addition, because each of our NEOs were eligible for early retirement under the employees’ pension plan at December 31, 2018, a pro rata portion of their unvested equity awards would become vested at the discretion of the committee (or with respect to PSUs, with or without the consent of the committee) based on the number of calendar days elapsed in the applicable vesting period and they would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year End” table on page 39.

If any of the NEOs’ employment terminated due to death or disability (i) stock options in the “Option Awards—Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, (iii) all restricted stock awards listed in that table would have become fully vested and (iv) PSUs would vest and be paid, to the extent earned, at the end of the applicable performance period. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

In the event the company had terminated the employment of Mr. Hill without cause at the end of the last fiscal year, Mr. Hill would have been entitled to receive a cash severance payment of $5,060,000. In addition, a pro rata portion of PSUs would vest and be paid, to the extent earned, at the end of the performance period.

Change in Control

Equity Awards Under the 2008 LTIP.    In the event of a change in control of the company, pursuant to the Amended and Restated 2008 Long-Term Incentive Plan, unexercisable stock options and unvested shares of restricted stock awarded to the NEOs will not vest solely by reason of the change in control. However, upon the occurrence of a change in control, the committee has discretion to deem all applicable performance goals fully achieved and all awards fully vested, but the committee has no current intention to exercise such discretion. In addition, except as otherwise provided in any applicable award agreement, if the surviving or successor corporation to the company, or any other corporate party to the change-in-control transaction, does not assume, or substitute equivalent awards for, options or other awards outstanding under the plan, or in the event of a liquidation of the company, or if the employment of a holder of an outstanding option or award is terminated involuntarily without “cause” or by the holder for “good reason” (as those terms are defined in the Amended and Restated 2008 Long-Term Incentive Plan) then, in general: (1) any applicable target performance goals will be deemed fully achieved and those awards and restricted stock will be fully earned and vested; (2) affected options and other awards will become fully exercisable and vested; and (3) all restrictions, deferral limitations and forfeiture conditions applicable to affected awards will lapse and those awards will be deemed fully vested. In the event of a change in control, PSUs will be paid out with respect to a pro-rated portion of PSUs awarded representing the number of days lapsed in the performance cycle through the date immediately prior to the change in control based on the company’s TSR and TSR ranking through such date and will be paid at target with respect to a pro-rata portion of the PSUs representing the number of days lapsed from the change in control through the end of the performance cycle. Such amount is payable only if the NEO remains employed until the end of the three-year performance period or, if within 24 months following a change in control, the employment of the NEO is terminated by the NEO for good reason, by the company without cause, on account of death or permanent total disability or retirement under the pension plan after five years of service. See the “Outstanding Equity Awards at Fiscal Year End” table on page 39 for the number of unexercisable options and unvested shares of restricted stock held by each NEO at the end of the last fiscal year. The NEOs would also be able to exercise the stock options shown in the “Option Awards—Exercisable” column of that table.

For purposes of the incentive plan, “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) the persons serving as directors of the company as of the effective date of the Amended and Restated 2008 Long-Term Incentive Plan, and those replacements or additions

2019 PROXY STATEMENT	43

Executive Compensation + Potential Payments upon Termination or Change in Control subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board; (iii) consummation of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) consummation of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Equity Awards Under the 2017 LTIP.    The 2017 Incentive Plan provides for potential acceleration of vesting or exercisability of awards, and other potential changes to awards, upon the occurrence of a change in control. A change in control will generally be deemed to occur in the following circumstances:

•	the acquisition of 20% or more of the outstanding voting stock of the company by any person or entity, other than acquisitions by Hess family members or Hess family-related entities;

•

the persons serving as directors of the company as of the effective date of the 2017 Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board;

•	consummation of a merger, consolidation or reorganization in which the stockholders of the company prior to the merger own 51% or less of the surviving corporation; or

•

consummation of a complete liquidation or dissolution of the company or sale of all or substantially all of the assets of the company, other than to a corporation more than 51% of which is owned after such sale by stockholders of the company prior to the sale.

Under the 2017 Incentive Plan, unless otherwise determined by the committee (or unless otherwise set forth in a change-in-control, employment or similar agreement or an award agreement), if a participant’s employment is terminated without cause or on account of good reason within 2 years following a change in control, each award will become fully vested. Unless otherwise set forth in a change-in-control, employment or similar agreement or an award agreement, the committee, in its discretion, may provide that performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control) or (y) converted into time-vesting restricted stock or restricted stock unit awards). In the event of a change in control, unless otherwise set forth in an employment, change-in-control or similar agreement or an award agreement, the committee may in its sole discretion provide: (i) for the cancelation of such awards for fair value; (ii) for the assumption or replacement of awards; (iii) for a period of at least 20 days prior to the change in control to exercise options or SARs whether vested or unvested or (iv) that any shares of restricted stock become fully vested.

Severance Payments.    The company has entered into change-in-control termination benefit agreements with the NEOs and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if within 24 months following a change in control the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for Mr. Hess and two times for Messrs. Hill, Goodell, Rielly and Turner and all other officers with whom such agreements were made.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for Mr. Hess and 24 months following termination for Messrs. Hill, Goodell, Rielly and Turner and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The NEOs, other than Mr. Turner, are also entitled to a “gross-up” payment from the company for any excise tax imposed by the Code on “excess parachute payments” resulting from a change in control. However, the compensation and management

44	2019 PROXY STATEMENT

Executive Compensation + Potential Payments upon Termination or Change in Control development committee decided in 2010 to eliminate tax gross-up provisions in any change-in-control termination benefit agreements to be entered into thereafter. As a result, our change-in-control agreement with Mr. Turner, which was entered into during 2015, does not contain a tax gross up provision.

Potential Change-in-Control Payments and Benefits.    Set forth below is the total estimated value, assuming that a change in control occurred on December 31, 2018 and the employment of each NEO terminated on that date under circumstances entitling them to severance payments and benefits under the change-in-control termination benefit agreements, as well as the value of their unvested equity awards as of December 31, 2018.

Named Executive Officer	Cash Severance Payment ($)	Stock Options ($)(1)	Restricted Stock ($)	Performance Share Units ($)(2)	Welfare Benefits ($)	Outplacement Benefits ($)	Additional Pension Benefits ($)(3)	Excise Tax Gross-Up ($)	Total ($)
Hess, John B	12,579,000	—	—	14,094,840	59,811	30,000	—	—	26,763,651
Hill, Gregory P	5,623,400	—	2,273,670	7,469,790	28,918	30,000	3,771,339	5,725,948	24,923,065
Goodell, Timothy B	3,175,800	—	962,402	3,161,774	39,874	30,000	817,329	—	8,187,179
Rielly, John P	3,225,800	—	962,402	3,161,774	39,874	30,000	2,821,264	—	10,241,114
Turner, Michael R(4)	2,147,800	—	1,451,034	2,358,487	38,620	30,000	846,865	—	6,872,806
(1)	Reflects the in-the-money value of unvested stock options on December 31, 2018 that would become vested and exercisable upon a change in control.

(2)

Upon a change in control, performance share units pay out a pro-rata portion based on the actual performance level to date and the remainder at target. Values of the pro-rata portion of performance share units reflect a 75%, 100%, and 200% performance level on December 31, 2018 for 2016, 2017 and 2018 performance awards, respectively. The value was based on the closing price of $40.50 on December 31, 2018 as required by SEC disclosure requirements. Performance attained as of December 31, 2018 was at these levels, but actual payments at vesting could be different based on the compensation committee’s certification of the final performance results.

(3)

All of the NEOs would also be entitled to his accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on page 41.

(4)	Mr. Turner entered into a Change-in-Control Agreement in 2015 with generally the same terms as the other NEOs, except his agreement does not allow for an excise tax gross-up.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2018; using the closing price of our common stock on December 31, 2018 (the last trading day of our fiscal year) of $40.50 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 31, 2018 closing price of our common stock and the exercise price) and for the purpose of determining any potential excise tax gross-up (i) assuming each of the NEOs is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2018 to calculate the present values of accelerated payments and (iii) assuming that the five-year period for determining the average total compensation of each NEO (i.e., the base amount under the golden parachute rules) ended on December 31, 2017.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plans, except that (i) the change in a majority of board of directors must occur within a 24-month period and (ii) the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, “good reason” is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. “Cause” for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

2019 PROXY STATEMENT	45

Executive Compensation + CEO Pay Ratio

CEO Pay Ratio

As of December 31, 2018, we had approximately 1,708 employees, of which 1,476 were located in the United States. Regardless of an employee’s role in the organization or their location, the process for determining compensation is the same: local market competitive data is reviewed to set compensation guidelines. Individual compensation decisions are then adjusted to reflect the individual’s role and responsibilities as well as his or her experience, education, specialized training and overall performance.

We identified our median employee as of December 31, 2018, which was our measurement date for determining our median employee, by using a two-step process described below. First, we reviewed compensation data reflected in our payroll records for all active full-time and part-time employees consisting of:

•	base salary, including overtime pay if applicable,

•	compensation received under the annual incentive program, and

•	the grant date fair value of long-term incentive grants, if applicable.

Next, we calculated each such employee’s total compensation as set forth above on December 31, 2018. For our employees who are not paid in United States dollars, we converted their compensation data using the spot conversion rate on December 31, 2018. These results were then ranked, excluding the Chief Executive Officer, from lowest to highest, and a median sub-group of 13 employees were identified. Once we identified these median employees, we collected additional compensation data for this sub-group in a manner consistent with how our NEOs’ compensation is presented in the “Summary Compensation Table,” including:

•	employer contributions to the company’s 401(k) plan,

•	change in pension values, and

•	company allowances.

The single individual who represented the median of this sub-group was identified and this individual’s total annual compensation was then compared to the total annual compensation value reported in the “Summary Compensation Table” for our Chief Executive Officer.

The total annual compensation for the year ended December 31, 2018 was $178,908 for our median employee and $12,572,440 for our Chief Executive Officer. The ratio of our Chief Executive Officer’s pay to that of our median employee for 2018 was approximately 70 times.

Compensation and Risk

The company performed a risk assessment to determine whether the amount and composition of compensation for the company’s employees and the design of compensation programs may create incentives for excessive risk-taking by its employees. The risk assessment focused on the following areas and the results were reviewed with and approved by the company’s chief risk officer:

•	assessment of residual risk associated with certain elements and design features of the company’s compensation program;

•	calculation of approximate exposure values of each business unit by aggregating the value of material risks into a single “at risk” dollar figure (“Exposure”);

•	assignment of a compensation risk score for major business units to attribute the level of compensation risk arising from potential for risk-taking and compensation mix (“Compensation Risk”); and

•	review of higher risk areas by Exposure and Compensation Risk and appropriate mitigation plans.

The risk assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The company concluded that for the substantial majority of its employees, their compensation risk and their ability to take business risks is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a

46	2019 PROXY STATEMENT

Executive Compensation + Compensation and Risk

capped payout, and they do not have the authority to take action on behalf of the company that could expose the company to significant business risks. The company focused on the compensation programs for its senior executives, as these are the employees whose actions may expose the company to significant business risk. The company reviewed the cash and equity incentive programs for these executives and concluded that the following factors tend to mitigate the likelihood of excessive risk-taking:

•

the compensation mix for these executives is designed to deliver a substantial portion of compensation in the form of long-term equity awards, and in the case of senior executives, such awards constitute the majority of their compensation;

•	payouts on annual cash bonuses are capped, reducing the incentive to take excessive risk for short-term gains;

•

LTI awards are made at the discretion of the compensation and management development committee with the goal of creating incentives for these employees to work for growth in the long-term profitability of the company;

•	the compensation and management development committee has the discretion to reduce the cash incentive awards as well as LTI awards as it deems appropriate;

•

senior executives are subject to stock ownership guidelines requiring them to hold specified levels of the company’s stock during the term of their employment, the economic risk of which may not be hedged by equity derivative instruments, in order to align their interests with the long-term interests of all stockholders;

•	incentive based compensation of any current or former executive officer may be subject to recoupment in certain circumstances involving financial restatement due to material noncompliance;

•	compliance with the company’s code of business conduct and ethics is considered in compensation determinations;

•	the company has an environmental, health and safety function which oversees and monitors compliance in these areas for the company;

•	the company’s variable compensation programs include a variety of environmental, health and safety performance metrics; and

•

the compensation and management development committee continually monitors the company’s compensation programs and practices to assure that they appropriately balance the interests of employees and stockholders.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

2019 PROXY STATEMENT	47

PROPOSAL 2: ADVISORY VOTE TO APPROVE

THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act enacted in 2010 and pursuant to Section 14A of the Exchange Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with the 2017 annual meeting of stockholders. At that meeting our stockholders agreed, and the board subsequently approved, that the advisory vote on executive compensation be held on an annual basis.

Accordingly, and pursuant to Section 14A of the Exchange Act, we are asking stockholders for an advisory approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our overall fiscal 2018 executive compensation programs and policies and the compensation paid to our named executive officers.

Please read the Compensation Discussion and Analysis section beginning on page 20 for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our named executive officers, our outreach to stockholders and the continued enhancements we seek to make to our executive compensation programs to further align pay and performance.

This proposal allows our stockholders to express their opinions regarding the decisions of the committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not affect existing compensation or be binding on the company, the board or the committee. However, the board and the committee will carefully consider the voting results on this proposal in future decisions on executive compensation. Your advisory vote will serve as an additional tool to guide the board and the committee in continuing to improve the alignment of the company’s executive compensation programs with the long-term interests of the company and its stockholders and is consistent with our commitment to high standards of corporate governance.

Hess’ 2018 advisory vote on executive compensation received the approval of over 95% of shares present and entitled to vote at the 2018 annual meeting. Following the 2018 vote, we continued the outreach program we undertook with our stockholders and other stakeholders to discuss and solicit their views on matters of interest to them relating to our executive compensation program. For the reasons stated in the Compensation Discussion and Analysis, we believe that our executive compensation program is tailored to our strategic plans, appropriately aligns executive pay with company performance and incentivizes management to work for the long-term growth of stockholder value.

The board of directors unanimously recommends stockholders vote FOR, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Adoption of the resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2019 annual meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

The board of directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

48	2019 PROXY STATEMENT

PROPOSAL 3: RATIFICATION OF THE SELECTION

OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the company’s financial statements. Accordingly, the audit committee has selected the firm of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2019. Ernst & Young LLP has acted for the company in this capacity for many years. During this time, Ernst & Young LLP has gained significant knowledge about our operations and business, accounting policies and practices, and internal control over financial reporting.

The audit committee evaluated Ernst & Young LLP’s qualifications, performance and independence, as described on pages 12 to 13, and the audit committee and the board believe that the continued retention of Ernst & Young LLP as the company’s independent registered public accountants is in the best interest of the company and its stockholders. Therefore, the board proposes that the stockholders ratify this selection at the annual meeting. Ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accountants will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Fee Information

Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2018	2017
Audit Fees	$6,534	$8,066
Audit-Related Fees	1,544	1,066
Tax Fees	2,400	1,882
All Other Fees	0	0
Total	$10,478	$11,014

Audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, the audit for our midstream joint venture and statutory audits required internationally. This amount also includes $1.475 million for audit fees associated with the 2018 annual audit of Hess Midstream Partners LP.

Fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition and disposition reviews and consultations on internal accounting controls. These fees include $425,000 for services relating to divested assets, for which the company was reimbursed by the buyer.

Tax fees include tax compliance services and United States and international tax advice and planning.

As part of its responsibility for oversight of the independent registered public accountants, the audit committee has established a pre-approval policy for the provision of engaging audit and permitted non-audit services provided by the company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved

2019 PROXY STATEMENT	49

Proposal 3: Ratification of the Selection of Ernst & Young LLP

annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent registered public accountants. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. In 2018 and 2017, all audit, audit-related, tax and other fees were pre-approved by the audit committee or the chairman of the audit committee. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent registered public accountants.

The board of directors unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2019.

50	2019 PROXY STATEMENT

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You have received these proxy materials because you are a Hess Corporation stockholder, and our board of directors is soliciting your authority, or proxy, to vote your shares at the 2019 annual meeting of stockholders. The proxy materials include our notice of annual meeting of stockholders, proxy statement and 2018 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting. Proxy cards are being solicited on behalf of our board of directors. The proxy materials include detailed information about the matters that will be discussed and voted on at the meeting, and provide updated information about our company that you should consider in order to make an informed decision when voting your shares. The proxy materials are first being furnished to stockholders on or about April 25, 2019.

The following proposals are scheduled to be voted on at the annual meeting:

• Proposal 1:	Election of eleven director nominees;

• Proposal 2:	Advisory approval of the compensation of our named executive officers; and

• Proposal 3:	Ratification of the selection of Ernst & Young LLP as our independent registered accountants for the fiscal year ending December 31, 2019.

Can I access the proxy materials on the internet?

Yes. The company’s notice of annual meeting, proxy statement and 2018 annual report are available at http://www.envisionreports.com/HES.

In accordance with SEC rules, we are making our proxy materials available to stockholders over the internet. On or about April 25, 2019, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”). The Notice contains instructions on how to access this proxy statement and our 2018 annual report and submit a proxy over the internet. If you received the Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice.

The Notice also includes instructions about how to request delivery of future proxy materials electronically by e-mail, and we encourage you to do so. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the materials to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail prior to the next stockholder meeting containing links to the proxy materials and the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you change it.

How do I attend the annual meeting?

The annual meeting will be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010 on Wednesday, June 5, 2019 at 9:00 a.m., local time. When you arrive, signs will direct you to the appropriate room. Please note that the doors to the meeting room will not be open until 8:00 a.m. You should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the annual meeting. If you are a beneficial owner, you must provide proof of beneficial ownership, such as your account statement showing that you own our stock, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting. Directions to attend the annual meeting can be found at www.hess.com/company/contact/hess-offices. You do not need to attend the annual meeting to vote. Even if you plan to attend the annual meeting, please submit your vote in advance as instructed herein.

2019 PROXY STATEMENT	51

Questions and Answers About the Annual Meeting and Voting

What is the quorum requirement for holding the 2019 annual meeting?

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Who can vote?

Holders of record of common stock at the close of business on April 15, 2019 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote on all matters properly brought before the meeting. As of April 15, 2019, there were 303,438,673 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If at the close of business on April 15, 2019, the record date for the annual meeting, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors or for the advisory vote on executive compensation without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker. The voting instruction forms provided by your bank, broker or other nominee will also include information about how to vote your shares over the internet or telephonically, if such options are available. Please return your completed voting instruction form to your broker and contact the person responsible for your account or vote by using the internet or telephone so that your vote can be counted.

How do I vote my shares?

You may vote your shares using one of the following methods (please also see the information provided above concerning the difference between holding shares as a holder of record and holding shares beneficially through a bank, broker or other nominee—beneficial holders should follow the voting instructions provided by such nominee):

Over the Internet	By Telephone

If you have access to the internet, you can submit your proxy online by following the instructions included on your proxy card or the Notice (or voting instruction form in the case of beneficial holders for whom internet voting is available) for voting over the internet.

You can vote by calling a toll-free telephone number listed on the proxy card (or voting instruction form in the case of beneficial holders for whom telephone voting is available). Please refer to your proxy card or voting instruction form for instructions on voting by phone.

By Mail	In Person at the Annual Meeting

You may vote your shares by completing, signing and mailing the proxy card included with your proxy materials (or voting instruction form in the case of beneficial holders). Please refer to your proxy card or voting instruction form for instructions on voting by mail.

Stockholders are invited to attend the annual meeting and vote in person at the annual meeting. If you are a beneficial owner of shares you must obtain a legal proxy from the bank, broker or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

52	2019 PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

A control number, located on the instruction sheet attached to the proxy card or the Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

As noted above, if you hold shares beneficially in street name through a bank, broker or other nominee, you may vote by submitting the voting instruction form provided by your bank, broker or other nominee. Telephone and internet voting may be also available — please refer to the voting instruction form provided by your bank, broker or other nominee for more information.

Can I change my vote?

Yes. You may revoke the proxy at any time prior to its use by:

•	delivering a written notice to the secretary of the company, mailed to Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036;

•	executing and submitting a later-dated proxy;

•	re-voting your shares by telephone or on the internet; or

•	attending the annual meeting and voting in person.

What vote is required to approve each of the proposals?

•

Proposal 1: Election of directors: Directors will be elected by a majority of votes cast, which means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

•

Proposal 2: Advisory vote to approve the compensation of the named executive officers: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

•

Proposal 3: Ratification of the selection of Ernst & Young LLP as our independent registered public accountants: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote your shares on your proxy card:

•	FOR the election of directors nominated herein;

•	FOR the advisory approval of the compensation of our named executive officers; and

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.

2019 PROXY STATEMENT	53

Questions and Answers About the Annual Meeting and Voting

What if I do not specify how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of directors nominated herein;

•	FOR the advisory approval of the compensation of our named executive officers; and

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2019.

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What is the effect of an “abstain” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal. Therefore, an abstention will effectively be a vote against each of the proposals, except for the election of directors.

What is a “broker non-vote”?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any “non-routine” matters brought to a vote at a stockholder meeting.

Under the rules of the NYSE, “non-routine” matters include, among others, the election of directors and the advisory vote to approve the compensation of named executive officers. As such, a broker may not vote your shares with respect to such matters without your instructions.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

54	2019 PROXY STATEMENT

ADDITIONAL INFORMATION

Availability of Additional Materials

The company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to the company’s corporate secretary at our principal executive offices at Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, a copy of the company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, or the company’s proxy statement. The company’s proxy statement and annual report are also available on our website at www.hess.com.

The information provided on the company’s website is referenced in this proxy statement for information purposes only. Neither the information on the company’s website, nor the information in the company’s sustainability report, shall be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

Proxy Solicitation Expenses

The cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail and internet. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, we have retained MacKenzie Partners Inc. to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Submission of Stockholder Proposals and Nominations for the 2020 Annual Meeting

Proposals and Director Nominees for Inclusion in Proxy Materials

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2020 annual meeting of stockholders must be received by the corporate secretary at the address below no later than December 27, 2019 (120 days prior to the one-year anniversary of this proxy statement). Such proposals must meet the requirements of the applicable SEC rules and regulations to be eligible for inclusion in the company’s proxy materials. Proposals must be addressed to:

Hess Corporation

1185 Avenue of the Americas

New York, N.Y. 10036

Attn: Corporate Secretary

Stockholder nominations for candidates for election at the 2020 annual meeting of stockholders which the stockholders wish to include in the company’s proxy materials relating to the 2020 annual meeting of stockholders pursuant to the company’s proxy access by-law must be received by the company at the above address on or prior to March 7, 2020 (90 days prior to the one-year anniversary of the 2019 annual meeting) together with the information required by the proxy access provision in the company’s by-laws.

Proposals and Director Nominees for Presentation at the Annual Meeting

Any stockholder proposal for, or nominations for candidates for election at, the 2020 annual meeting of stockholders which the proponent does not wish to include in the company’s proxy materials for that meeting must be received on or prior to March 7, 2020 (90 days prior to the one-year anniversary of the 2019 annual meeting) together with the information required by the company’s by-laws. If the notice of such proposal or nomination is received by the company at the above address after March 7, 2020, the proposal or nomination will be considered untimely, and if voted at the annual meeting, will be subject to the discretionary authority of proxies solicited by the board of directors.

2019 PROXY STATEMENT	55

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

Timothy B. Goodell

Secretary

April 25, 2019

56	2019 PROXY STATEMENT

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m. (ET) on June 4, 2019.
Online
Go to www.envisionreports.com/HES or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HES

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - R.F. CHASE	☐	☐	☐	02 - T.J. CHECKI	☐	☐	☐	03 - L.S. COLEMAN, JR.	☐	☐	☐
	04 - J.B. HESS	☐	☐	☐	05 - E.E. HOLIDAY	☐	☐	☐	06 - R. LAVIZZO-MOUREY	☐	☐	☐
	07 - M.S. LIPSCHULTZ	☐	☐	☐	08 - D. MCMANUS	☐	☐	☐	09 - K.O. MEYERS	☐	☐	☐
	10 - J.H. QUIGLEY	☐	☐	☐	11 - W.G. SCHRADER	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2019.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

1 U P X

031FWE

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 5, 2019.

The Notice of Meeting, the 2019 Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.envisionreports.com/HES

All stockholders are cordially invited to attend the Annual Meeting,

although only stockholders of record at the close of business on April 15, 2019,

the record date for the Annual Meeting, will be entitled to vote at the meeting.

Directions to attend the Annual Meeting, where you may vote in person, can be found at:

www.hess.com/company/contact/hess-offices

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Hess Corporation Proxy
Notice of 2019 Annual Meeting of Stockholders
Proxy Solicited by the Board of Directors for the Annual Meeting — June 5, 2019 at 9:00 a.m., local time

The undersigned hereby appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on June 5, 2019, at 9:00 a.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponement thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m. (ET) on June 4, 2019.
Online
Go to www.envisionreports.com/HES or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HES

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - R.F. CHASE	☐	☐	☐	02 - T.J. CHECKI	☐	☐	☐	03 - L.S. COLEMAN, JR.	☐	☐	☐
	04 - J.B. HESS	☐	☐	☐	05 - E.E. HOLIDAY	☐	☐	☐	06 - R. LAVIZZO-MOUREY	☐	☐	☐
	07 - M.S. LIPSCHULTZ	☐	☐	☐	08 - D. MCMANUS	☐	☐	☐	09 - K.O. MEYERS	☐	☐	☐
	10 - J.H. QUIGLEY	☐	☐	☐	11 - W.G. SCHRADER	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2019.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

1 U P X

031FZE

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 5, 2019.

The Notice of Meeting, the 2019 Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.envisionreports.com/HES

All stockholders are cordially invited to attend the Annual Meeting,

although only stockholders of record at the close of business on April 15, 2019,

the record date for the Annual Meeting, will be entitled to vote at the meeting.

Directions to attend the Annual Meeting, where you may vote in person, can be found at:

www.hess.com/company/contact/hess-offices

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Hess Corporation Proxy
Notice of 2019 Annual Meeting of Stockholders
Proxy Solicited by the Board of Directors for the Annual Meeting — June 5, 2019 at 9:00 a.m., local time

The undersigned hereby appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at Hess Corporation, 1501 McKinney Street, Houston, Texas 77010, on June 5, 2019, at 9:00 a.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponement thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3.

Additional instructions for Hess Corporation Savings Plan Participants: Participants and Beneficiaries who do not vote the stock in the Company Stock Fund attributable to their accounts shall be deemed to have directed Fidelity Management Trust Company as Trustee to vote such stock on each proposal in the same proportion as the other participants in the plan vote.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.